EXHIBIT 1

PURCHASE OF ASSETS AND LIABILITY ASSUMPTION AGREEMENT
BETWEEN
GREENPOINT BANK
AND
PAWLING SAVINGS BANK

Dated December 26, 1995

TABLE OF CONTENTS
                                                             PAGE NO.
ARTICLE I - DEFINITIONS

1.1   Agreement                                                    1
1.2   Assets                                                       1
1.3   Assumed Contracts                                            1
1.4   Banking Offices                                              2
1.5   Banking Office Employees                                     2
1.6   Cash on Hand                                                 2
1.7   Chestnut Ridge Banking Office                                2
1.8   Closing                                                      2
1.9   Closing Date                                                 2
1.9a  Customer Notification Date                                   2
1.10  Deposit Account                                              2
1.11  Deposit Liabilities                                          2
1.12  Deposit Premium                                              3
1.13  Estimated Payment Amount                                     3
1.14  Excluded Deposits                                            3
1.15  Execution Date                                               3
1.16  Final Deposit Payment Amount                                 3
1.17  Final Payment Amount                                         4
1.18  Final Purchase Price                                         4
1.19  Hazardous Substances                                         4
1.20  Leased Real Property                                         4
1.21  Leasehold Improvements                                       4
1.22  Liabilities                                                  4
1.23  Owned Real Property                                          4
1.24  Permitted Exceptions                                         4
1.25  Personal Property                                            4
1.26  Preliminary Deposit Payment Amount                           4
1.27  Preliminary Purchase Price                                   4
1.28  Purchase Price                                               4
1.29  Real Property Lease                                          5
1.30  Real Property Purchase Price                                 5
1.31  Regulatory Approvals                                         5
1.32  Regulatory Approval Date                                     5
1.33  Restricted Period                                            5
1.34  Safe Deposit Boxes                                           5
1.35  Safe Deposit Business                                        5
1.36  Safe Deposit Business Purchase Price                         5
1.37  Title Commitment                                             5
1.38  Transferred Employees                                        5
1.39  Wesley Hills Banking Office                                  5

ARTICLE 2 - TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

2.1   Transfer of Assets                                           6
2.2   Assumption of Liabilities                                    6
2.3   Books and Records                                            6
2.4   IRA and Keogh Accounts                                       7
2.5   Sale of Safe Deposit Business                                7

ARTICLE 3 - TERMS OF PURCHASE AND ASSUMPTION

3.1   Purchase Price                                               7
3.2   Deposit Payment Amount                                       8
3.3   Estimated Payment Amount                                     8
3.4   Allocation                                                   8
3.5   Apportionment                                                9
3.6   Taxes                                                       10
3.7   Non-Solicitation of Deposits; Covenant Not-to-Compete       11
3.8   Trademarks, etc.                                            12

ARTICLE 4 - PLACE OF CLOSING                                      12

ARTICLE 5 - CONDITIONS PRECEDENT

5.1   Conditions Precedent to the Obligations of Both Parties     12
5.2   Conditions Precedent to the Obligations of Purchaser        13
5.3   Conditions Precedent to the Obligations of Seller           15

ARTICLE 6 - COVENANTS AND AGREEMENTS OF THE PARTIES

6.1   Review; Confidentiality                                     15
6.2   Conduct of Business Pending Closing                         16
6.3   Regulatory Approvals                                        17
6.4   Further Assurances by Seller                                18
6.5   Further Assurances by Purchaser                             18
6.6   Consents                                                    18
6.7   Indemnification by Seller                                   19
6.8   Indemnification by Purchaser                                20
6.9   Hazardous Substances                                        20
6.10  Notification of Customers; Change of Name                   22
6.11  Employees                                                   24
6.12  Liaisons                                                    26
6.13  Tax Information and Withholding                             26
6.14  Title Insurance                                             26
6.15  Damage or Destruction; Condemnation; Title Insurance        26
6.16  Electronic Installations                                    28
6.17  Training and Orientation                                    29
6.18  Data Processing                                             30
6.19  Assumed Contracts                                           30
6.20  Real Property                                               30
6.21  Transactions by Purchaser                                   30

ARTICLE 7 - CLOSING TRANSACTIONS

7.1   Estimate and Payment of Estimated Payment Amount            31
7.2   Documents, Instruments, Certificates, Etc.
         to be Delivered by Seller at the Closing                 31
7.3   Documents, Instruments, Certificates, Etc.
         to be Delivered by Purchaser at the Closing              33
7.4   Title Insurance Policy                                      34

ARTICLE 8 - REPRESENTATIONS AND WARRANTIES OF SELLER

8.1   Corporate Organization                                      34
8.2   Authorization                                               34
8.3   Non-Contravention                                           34
8.4   Litigation                                                  35
8.5   Finders or Brokers                                          35
8.6   Compliance with Applicable Law                              35
8.7   Leased Real Property and Assumed Contracts                  35
8.8   Title to Personal Property                                  36
8.9   Taxes                                                       36
8.10  Insurance                                                   36
8.11  Deposits                                                    36
8.12  Deposit Liabilities                                         36
8.13  Account Loans                                               36
8.14  Condemnation                                                37
8.15  Time of Representations                                     37
8.16  Representations Complete                                    37

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES OF PURCHASER

9.1   Corporate Organization                                      37
9.2   Authorization                                               37
9.3   Non-Contravention                                           38
9.4   Litigation                                                  38
9.5   Finders or Brokers                                          38
9.6   Compliance with Applicable Law                              38
9.7   Deposits                                                    38
9.8   Time of Representations                                     39
9.9   Representations Complete                                    39
9.10  Community Reinvestment Act                                  39

ARTICLE 10 - SURVIVAL OF COVENANTS, REPRESENTATIONS AND
         WARRANTIES AND INDEMNIFICATION

10.1  Survival of Covenants and Representations and Warranties    39
10.2  Indemnity Procedures                                        39

ARTICLE 11 - TERMINATION

11.1  Termination of Agreement                                    40
11.2  Immaterial Breach                                           41
11.3  Waiver of Right to Terminate                                41
11.4  Effect of Termination                                       41

ARTICLE 12 - EFFECT ON THIRD PARTIES                              41

ARTICLE 13 - SETTLEMENT, ADJUSTMENTS AND TRANSITIONAL MATTERS

13.1  Post-Closing Calculation and Settlement                     42
13.2  Disputes as to Calculations                                 42
13.3  Check Processing and Reimbursements                         43
13.4  ACH Transactions                                            43
13.5  Items in Transit                                            44
13.6  Records and Financial Information                           44
13.7  Survival                                                    44

ARTICLE 14 - MISCELLANEOUS

14.1  Expenses                                                    44
14.2  Notices                                                     44
14.3  Successors and Assigns                                      45
14.4  Third-Party Beneficiaries                                   45
14.5  Counterparts                                                46
14.6  Governing Law                                               46
14.7  Captions                                                    46
14.8  Entire Agreement; Limitations                               46
14.9  Confidentiality                                             46
14.10 Press Releases                                              46
14.11 Specific Performance                                        47
14.12 Time of the Essence                                         47
14.13 Schedules, Exhibits and Headings                            47
14.14 Survival                                                    47

SCHEDULES

Schedule 1.3         Assumed Contracts
Schedule 1.6         Cash on Hand
Schedule 1.7         Chestnut Ridge Banking Office
Schedule 1.25        Personal Property
Schedule 1.30        Fair Market Value of Owned Real Property
Schedule 2.1         Transfer of Assets
Schedule 5.2(f)      Title Commitment
Schedule 6.2(i)      Conduct of Business Pending Closing
Schedule 6.9(b)      Fair Market Rent for Net Lease of Owned Real Property
Schedule 6.9(d)      Hazardous Substances Reduction
Schedule 6.11        Employees
Schedule 6.15(f)     Title Problem Reduction
Schedule 8.7         Lease
Schedule 8.12(a)     Deposit Liabilities (Customer Notification Date)
Schedule 8.12(b)     Deposit Liabilities (Closing Date)
Schedule 8.13        Account Loans

EXHIBITS

Exhibit A            Preliminary Settlement Statement
Exhibit B            Assignment of Lease and Assumption Agreement
Exhibit C            Landlord's Consent to Assignment and Estoppel
Exhibit D            Assignment and Assumption Agreement
Exhibit E            Bill of Sale and Assumption Agreement
Exhibit F            Form of Opinion of Counsel to Seller
Exhibit G            Form of Seller's Officer's Certificate
Exhibit H            Certificate of Non-Foreign Status
Exhibit I            Form of Opinion of Counsel to Purchaser
Exhibit J            Form of Purchaser's Officer's Certificate
Exhibit K            Final Settlement Statement
Exhibit L            Retirement Account Transfer Agreement

PURCHASE OF ASSETS AND LIABILITY ASSUMPTION AGREEMENT

This Agreement is made and entered into this 26th day of December, 1995 by and between GreenPoint Bank, a New York banking corporation having an office located at 41-60 Main Street, Flushing, New York ("Seller"), and Pawling Savings Bank, a New York banking corporation with an office located at 1301 Route 52, Fishkill, New York ("Purchaser").

W I T N E S S E T H:

WHEREAS, Seller desires to sell certain depository accounts and certain assets attributable to two (2) of its branch banking offices in Rockland County, New York, and

WHEREAS, Purchaser is willing to acquire such assets and to assume the deposits and certain other liabilities attributable to such banking offices upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth in this Article I:

1.1 Agreement. "Agreement" shall mean this Purchase of Assets and Liability Assumption Agreement.

1.2 Assets. "Assets" shall mean, subject to any adjustments described elsewhere in this Agreement, (a) books and records of Seller as described in
Section 2.3 hereof; (b) all of Seller's right, title and interest in and to the Assumed Contracts, the Owned Real Property, the Leased Real Property and the Safe Deposit Business; (c) Cash on Hand at the Banking Offices at the close of business on the Closing Date; (d) the Personal Property; and (e) the Account Loans (as defined in Section 8.13).

1.3 Assumed Contracts. "Assumed Contracts" shall mean all contracts and other agreements of Seller attributable to the Banking Offices, except for the Real Property Lease, that Purchaser elects to assume hereunder in accordance with
Section 6.19. All such contracts and agreements as of the date hereof are set forth on Schedule 1.3.

1.4 Banking Offices. "Banking Offices" shall mean the Seller's two (2) branch banking offices located at Wesley Hills and Chestnut Ridge, New York.

1.5 Banking Office Employees. "Banking Office Employees" shall have the meaning as set forth in Section 6.11 hereof.

1.6 Cash on Hand. "Cash on Hand" shall mean all cash on hand at the Banking Offices as of the close of business on the Closing Date, including vault cash, ATM cash, petty cash, teller's cash and prepaid postage. The Cash on Hand shall be reflected in Schedule 1.6 to be delivered by Seller pursuant to
Section 7.1(a) hereof and as finally determined by a cash count to be mutually conducted by Seller and Purchaser pursuant to Section 13.1 hereof.

1.7 Chestnut Ridge Banking Office. "Chestnut Ridge Banking Office" shall mean Seller's banking office at 770 Chestnut Ridge Road, Chestnut Ridge, New York, as more particularly described in Schedule 1.7.

1.8  Closing. "Closing" shall have the meaning as set forth in Article 4.

1.9 Closing Date. "Closing Date" shall mean the close of business on the date when (i) the Assets are transferred; (ii) the Liabilities are assumed; (iii) the payment of the Estimated Payment Amount is made as provided in Article 7; and (iv) the information regarding the Deposit Liabilities is converted from the data processing system of Seller to the data processing system of the Purchaser. The Closing Date shall occur within 30 days after all conditions set forth in Article 5 for the transactions contemplated by this Agreement have been satisfied and on a date that is mutually agreeable to both parties, provided that in no event shall Seller be required to close during the period from and including April 8 to May 2, 1996.

1.9a Customer Notification Date. The "Customer Notification Date" shall have the meaning as set forth in Section 6.10(f) hereof.

1.10 Deposit Account. "Deposit Account" shall mean any account located at one of the Banking Offices pursuant to which a deposit liability is incurred by the Seller.

1.11 Deposit Liabilities. "Deposit Liabilities" shall mean all Deposit Accounts, other than the Excluded Deposits, attributable to the Banking Offices (plus accrued interest payable thereon as of the close of business on the Closing Date) including Super-G, NOW accounts, Super-NOW accounts, demand, passbook, money market, time deposits and IRA and Keogh accounts (other than Keogh accounts excluded pursuant to Section 2.4(c)).

1.12 Deposit Premium. The "Deposit Premium" shall mean an amount equal to 6.25% of the aggregate Deposit Liabilities as of the close of business on the Customer Notification Date, provided that if within five (5) days prior to, or at any time subsequent to, the Customer Notification Date there occurs damage or destruction to one of the Banking Offices as provided in Section 6.15 hereof, then the Deposit Premium for the Deposit Liabilities related to that Banking Office shall mean an amount equal to 6.25% of the aggregate Deposit Liabilities at that Banking Office as of the date of Seller's written notice to Purchaser that the damage or destruction has been repaired. Notwithstanding the foregoing, if notices have been sent to customers and a delay in Closing the transaction occurs without fault on the part of the Purchaser (other than an event provided for in Section 6.15), then the Deposit Premium shall be calculated as at that date which is thirty (30) days prior to the Closing Date.

1.13 Estimated Payment Amount. The "Estimated Payment Amount" shall be an amount calculated as follows:

     Preliminary Deposit Payment Amount
less Preliminary Purchase Price
less real property prorations and other apportionments pursuant to
     Section 3.5.

1.14 Excluded Deposits. "Excluded Deposits" shall mean any Deposit Accounts that are:

(i) carried by Seller as abandoned accounts currently being held for payment to the Comptroller of the State of New York in accordance with the Abandoned Property Law of the State of New York;

(ii) Except as herein otherwise provided, held by Seller in a fiduciary capacity under any trust, executorship, administration, guardianship or other representation or capacity and which are not transferable to Purchaser without court order or consent of the beneficiary, provided that IRA and Keogh accounts (other than Keogh accounts as set forth in (iii) below) shall not be considered Excluded Deposits as a result of this subsection; or

(iii) Keogh accounts which become Excluded Deposits pursuant to Section 2.4
(c).

1.15 Execution Date. The "Execution Date" shall mean the date as of which this Agreement has been executed by both Seller and Purchaser.

1.16 Final Deposit Payment Amount. The "Final Deposit Payment Amount" shall mean the Deposit Payment Amount calculated pursuant to Section 3.2 in reliance on final Schedule 8.12(b) as delivered by Seller pursuant to Section 13.1.

1.17 Final Payment Amount. The "Final Payment Amount" shall be an amount calculated as follows:

     Final Deposit Payment Amount
less Final Purchase Price
less real property prorations and other
     apportionments pursuant to Section 3.5.

1.18 Final Purchase Price. The "Final Purchase Price" shall mean the Purchase Price calculated pursuant to Section 3.1 of this Agreement in reliance upon final Schedule 1.6 as delivered by Seller pursuant to Section 13.1.

1.19 Hazardous Substances. "Hazardous Substances" shall mean chemicals, pollutants, contaminants, wastes and substances that have been defined as toxic or hazardous by any applicable federal, state or local law or regulation.

1.20 Leased Real Property. "Leased Real Property" shall mean the Wesley Hills Banking Office.

1.21 Leasehold Improvements. The "Leasehold Improvements" shall mean the leasehold improvements at the Leased Real Property.

1.22 Liabilities. "Liabilities" shall mean all Deposit Liabilities and all obligations of Seller with respect to the Assumed Contracts, the Real Property Lease and the ownership and operation of the Owned Real Property, the Leased Real Property and the Safe Deposit Business.

1.23 Owned Real Property. "Owned Real Property" shall mean the Chestnut Ridge Banking Office.

1.24 Permitted Exceptions. "Permitted Exceptions" shall have the meaning as set forth in Section 5.2(f).

1.25 Personal Property. The term "Personal Property" shall mean the personal property as shown on Schedule 1.25 hereto.

1.26 Preliminary Deposit Payment Amount. The "Preliminary Deposit Payment" shall mean the Deposit Payment Amount calculated pursuant to Section 3.2 in reliance upon Schedule 8.12(b) as delivered by Seller pursuant to Section 7.1(a).

1.27 Preliminary Purchase Price. The "Preliminary Purchase Price" shall mean the Purchase Price calculated pursuant to Section 3.1 of this Agreement and in accordance with Exhibit A hereto in reliance upon Schedule 1.6, Schedule 8.12(a) and Schedule 8.13 as delivered by Seller pursuant to Section 7.1(a).

1.28 Purchase Price. The "Purchase Price" shall have the meaning as set forth in Section 3.1.

1.29 Real Property Lease. "Real Property Lease" shall mean the real estate lease relating to the Leased Real Property.

1.30 Real Property Purchase Price. "Real Property Purchase Price" shall mean the fair market value of the Owned Real Property as determined in the manner as set forth in Schedule 1.30.

1.31 Regulatory Approvals. "Regulatory Approvals" shall have the meaning as set forth in Section 5.1(a) hereof.

1.32 Regulatory Approval Date. "Regulatory Approval Date" shall mean the date all Regulatory Approvals necessary for the Seller and Purchaser to consummate the transaction contemplated by this Agreement, disregarding any legally required waiting period, have been obtained.

1.33 Restricted Period. "Restricted Period" shall have the meaning as set forth in Section 3.7 hereof.

1.34 Safe Deposit Boxes. The term "Safe Deposit Boxes" shall mean all safe deposit boxes owned or leased by the Seller as of the Closing Date located at the Banking Offices, including the removable safe deposit boxes and safe deposit stacks in the vaults at the Banking Offices, all right and benefit of the Seller accrued as of the Closing Date under the rental agreements with respect to the safe deposit boxes and all keys and combinations thereto located at the Banking Offices.

1.35 Safe Deposit Business. "Safe Deposit Business" shall mean all right, title, and interest in and to the safe deposit business conducted by Seller at the Banking Offices, including but not limited to, the physical assets of the Safe Deposit Boxes located in the vaults at the Banking Offices, all safe deposit lease agreements with the lessees thereof, safe deposit box keys, signature cards, combinations, agreements and records pertaining to the operation of the safe deposit business and located at or related to the Banking Offices.

1.36 Safe Deposit Business Purchase Price. The "Safe Deposit Business Purchase Price" shall mean an amount equal to $1.00.

1.37 Title Commitment. The "Title Commitment" shall mean the title commitment obtained by Seller with respect to the Chestnut Ridge Office and set forth in
Schedule 5.2(f).

1.38 Transferred Employees. "Transferred Employees" shall have the meaning as set forth in Section 6.11 hereof.

1.39 Wesley Hills Banking Office. "Wesley Hills Banking Office" shall mean Seller's banking office located at 455 Route 306, Wesley Hills, New York.

ARTICLE 2

TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Transfer of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller agrees to transfer, convey, assign and deliver to Purchaser and Purchaser agrees to purchase and acquire all of Seller's right, title and interest in and to the Assets, free and clear of all liens and encumbrances, except for those liens and encumbrances set forth on Schedule 2.1 and, in the case of the Owned Real Property, the Permitted Exceptions.

2.2 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, from and after the Closing Date, Purchaser agrees to assume all of Seller's obligations with respect to the Assumed Contracts, the Owned Real Property, the Real Property Lease, the Deposit Liabilities and the Safe Deposit Business. Purchaser will assume and agree to pay, perform and discharge the Deposit Liabilities to customers of Seller as stated in Seller's applicable account records and rules and regulations attributed on the records of Seller to the Banking Offices, provided, however, that nothing herein shall restrict Purchaser's right after the Closing Date to make such changes in rules and regulations as permitted by law.

2.3  Books and Records.

(a) The Seller shall transfer and deliver to the Purchaser on the Closing Date, all of the books, records and signature cards of the Seller located at the Banking Offices and all other records of the Seller located at the Banking Offices and pertaining to the Assets and the Liabilities. The records to be transferred hereunder shall include but are not limited to, signature cards, deposit agreements, credit agreements, notes and other deposit or loan records.

(b) From and after the Closing, Purchaser shall have the right to possession of any and all files, books of account and records if exclusively relating to and normally on the premises of the Banking Offices. From and after the Closing Date, all books and records relating to the Banking Offices held by either party shall be open for inspection for reasonable purposes by the other party and its authorized agents, representatives, and regulators during regular business hours and with no disruption of branch operations, and the party with the right of inspection may, at its own expense, make copies or excerpts from such files, books of account and records as it deems desirable. All books and records relating to the Banking Offices shall be maintained for a period of at least seven (7) years from the Closing Date (unless the parties agree upon a shorter period).

2.4  IRA and Keogh Accounts.

(a) Subject to the provisions below, included in the Deposit Liabilities are deposits of customers of the Banking Offices in IRA or Keogh accounts pursuant to which Seller is currently acting as "trustee." For purposes of this Agreement, the word "Keogh" means the Seller Sponsored Prototype Defined Contribution Plan & Trust.

(b) Within such period prior to the Closing Date as is required by applicable law or regulation, Seller shall, at its sole cost and expense, notify the depositors who maintain IRA accounts of Seller's intent to resign as trustee as of the Closing Date and to appoint Purchaser as successor trustee and the discharge and release of Seller from all liabilities as trustee from and after the effective time of its resignation, which notification shall be accompanied by all appropriate forms necessary to effect such replacement and release.

(c) Within such period prior to the Closing Date as is required by applicable law or regulation, Seller shall, at its sole cost and expense, notify the depositors who maintain Keogh accounts of Seller's intent to resign as trustee as of the Closing Date and of Seller's recommendation that Purchaser be appointed as the successor trustee. Such notice shall be accompanied by all necessary forms for the discharge of Seller as trustee and the appointment of Purchaser as successor trustee, including the plan agreement offered by Purchaser. If such plan agreement appointing Purchaser is not executed by the depositor and received by Seller no later than the business day prior to the Closing Date, then the relevant Keogh account shall be an Excluded Deposit.

2.5 Sale of Safe Deposit Business. On the Closing Date, and as part of the transactions contemplated hereby, the Seller shall sell and the Purchaser shall purchase from the Seller, the Safe Deposit Business of the Seller located at the Banking Offices; provided, that the Seller and Purchaser shall give all notices and take all actions required by Section 337 of the New York Banking Law and by the applicable rules and regulations of the Banking Department in connection with such transfer and sale of the Safe Deposit Business.

ARTICLE 3

TERMS OF PURCHASE AND ASSUMPTION

3.1 Purchase Price. The purchase price (the "Purchase Price") to be paid by Purchaser for the Assets and Deposit Liabilities, which shall be offset at the Closing against the amount owed to Purchaser by Seller pursuant to the terms of Section 3.2 as consideration for the assumption by Purchaser of the Liabilities, will be an amount equal to the sum of the following:

(i) an amount equal to $133,270.00 on account of the Personal Property as listed on Schedule 1.25;

(ii) Net book value as of the Closing Date of the Leasehold Improvements;

(iii) the Real Property Purchase Price;

(iv) the Cash on Hand at the Banking Offices as of the close of business on the Closing Date;

(v) the Safe Deposit Business Purchase Price;

(vi) the aggregate principal amount of the Account Loans, plus accrued and unpaid interest thereon, as of the close of business on the Closing Date; and

(vii) the Deposit Premium.

3.2 Deposit Payment Amount. As consideration for the assumption of the Liabilities by the Purchaser, the Seller shall pay to the Purchaser an amount equal to one hundred percent (100%) of the Deposit Liabilities as of the close of business on the Closing Date (the "Deposit Payment Amount"). The Seller shall pay or credit to the appropriate customer account all interest accrued on the Deposit Liabilities as of the close of business on the Closing Date.

3.3 Estimated Payment Amount. On the Closing Date the Seller shall deliver to the Purchaser by wire transfer in immediately available funds, and to such account as may be specified by the Purchaser, an amount equal to the Estimated Payment Amount as estimated in accordance with Section 7.1.

3.4 Allocation. Seller and Purchaser acknowledge that the formulation of the Purchase Price in Section 3.1 and the Deposit Payment Amount in Section 3.2 and other amounts payable under this Agreement do not reflect the intended allocation of the Purchase Price as to any of the particular assets or rights acquired under this Agreement and related agreements. Since that allocation cannot be finally determined as of the date of this Agreement, Purchaser and Seller agree that the allocation of amounts paid under this Agreement shall be determined as soon as practicable after the Closing Date and Seller and Purchaser shall enter into an agreement (the "Allocation Agreement") as soon as practicable after the Closing Date concerning the allocation of the Purchase Price among the Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code").

Seller and Purchaser shall file all applicable tax returns and other documents in accordance with the Allocation Agreement and will not adopt or otherwise assert tax positions inconsistent therewith (unless required to do so under applicable law). Purchaser shall deliver to Seller a completed Internal Revenue Service Form 8594 as soon as practicable following the Closing Date but in any event not later than 60 days prior to the due date, including extension, for filing the federal income tax return for the year of the sale. The parties shall file such Form 8594 with their respective tax returns for the year in which the Closing occurs. The obligations of the parties pursuant to Section 3.4 shall survive the Closing.

3.5  Apportionment.

(a) Except as otherwise specifically provided in this Agreement, it is acknowledged that Seller shall operate for its own account the Banking Offices through the Closing Date and that Purchaser shall operate for its own account the Banking Offices after the Closing Date. Accordingly, except as otherwise specifically provided in this Agreement, items of expense allocable to the Assets and Liabilities shall be apportioned as of midnight on the Closing Date, whether or not such adjustment would normally be made as of such time.

(b) The items of expense to be apportioned between the parties as of midnight on the Closing Date shall include, but not necessarily be limited to:

(i) water charges, sewer and vault charges, if any, on the basis of the fiscal period for which assessed, except that if there is a water meter on the Owned Real Property or Leased Real Property, apportionment at the Closing shall be based on the last available reading, subject to adjustment after the Closing when the next reading is available;

(ii) the value of any heating fuel owned by Seller and stored on the Owned Real Property or Leased Real Property, at the price then charged by the Seller's supplier, including any taxes thereon;

(iii) charges under the Assumed Contracts;

(iv) premiums on existing transferable insurance policies, if any;

(v) rents and other charges on the Leased Real Property; and

(vi) real estate taxes and other similar taxes or assessments levied, assessed or imposed on the Owned Real Property and, to the extent such taxes are the responsibility of the tenant, the Leased Real Property. If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to the latest assessed valuation. Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed. Any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected and this obligation shall survive the Closing.

(c) On the Closing Date, a settlement or settlements of all such apportioned items shall be made by a form of payment reasonably acceptable to the party entitled to receive such payment. For purposes of this Section 3.5, the Closing Date shall be a date of expense to the Seller. Any adjustments to any apportioned items shall be made in the manner provided for adjustment of the Final Payment Amount in Section 13.1.

3.6  Taxes.

(a) Except as otherwise provided in this Agreement, all sales, transfer, use and similar taxes which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated by this Agreement shall be paid by the Purchaser.

(b) All real estates taxes, or other similar taxes or assessments levied, assessed or imposed against the Owned Real Property or Leased Real Property, shall be apportioned as of midnight on the Closing Date as provided in
Section 3.5 so that Seller shall be responsible for all such taxes for the time period up to and including the Closing Date and Purchaser shall be responsible for all such taxes for the time period after the Closing Date.

(c) The New York State Real Property Transfer Gains Tax, if any, in connection with the transfer of the Leased Real Property and Owned Real Property to the Purchaser at the Closing will be paid by the Seller. The Purchaser shall promptly respond to the Seller's written request for form TP-581 New York State Real Property Transfer Gains Tax Transferee Questionnaire.

(d) The New York State Real Estate Transfer Tax, if any, in connection with the transfer of the Leased Real Property and Owned Real Property to the Purchaser at the Closing will be paid by the Seller.

(e) The Purchaser shall pay all recording fees for any documents of transfer.

(f) For Federal income tax reporting purposes, the Seller will report all interest accrued and paid with respect to all Deposit Liabilities through the Closing Date. The Purchaser will report all interest accrued and paid with respect to all Deposit Liabilities after the Closing Date.

(g) Except as otherwise provided in this Agreement, the Purchaser shall, as of the Closing Date, assume all applicable tax withholding requirements which arise from the Closing Date forward relating to the Deposit Liabilities under the Internal Revenue Code and any other applicable laws and regulations.

(h) The party responsible for the payment of taxes pursuant to this Agreement shall indemnify and hold harmless the other party from and against any such taxes due, including those arising upon subsequent audit by a taxing authority, including interest and penalties.

(i) The obligations of the parties pursuant to this Section 3.6 shall survive the Closing.

3.7  Non-Solicitation of Deposits; Covenant Not-to-Compete.

(a) For a period of three years following the Closing Date (the "Restricted Period"), Seller will not directly or through any agent solicit business from any persons who are customers or depositors of Seller at the Banking Offices as of the Closing Date and become customers of Purchaser thereafter, except as may occur in connection with advertising or solicitations to the public generally or as may occur as a result of any existing lending or deposit or other relationship now or hereafter domiciled at or allocated to any of Seller's offices other than the Banking Offices. Seller shall not be required to purge any names from any list purchased from any source to be used for solicitation purposes. Nothing in this Section 3.7 shall prevent Seller from publishing or forwarding to all such depositors at Seller's expense such notices or communications as may be required by law, by regulation or any regulatory authority.

(b) Except as specifically provided herein, after the Execution Date and during the Restricted Period, Seller will not open a branch de novo or by acquisition or acquire or open an off-site automated teller facility (including in the current location of the Banking Offices) within Rockland County for the primary purpose of conducting retail banking business (a facility where branch banking activity takes place) except as may be acquired or otherwise occur as a result of the direct or indirect purchase of all or substantially all of the assets, the assumption of all or substantially all of the liabilities, or a merger with or an acquisition, of another financial institution by Seller, Seller's parent company or any affiliate of Seller (provided, however, that the institution acquired shall not have had its primary presence in Rockland County).

(c) Nothing in this Section shall be deemed to prohibit Seller from participation in the NYCE, Cirrus or any other shared electronic funds transfer network of which Seller is not the sole proprietor.

3.8 Trademarks, etc. Nothing herein shall be construed to confer upon Purchaser any right to use Seller's name, trademarks, servicemarks or logos. To the extent not previously removed by Seller, Purchaser shall at its expense remove Seller's name and logo from all Banking Offices promptly after Closing. From and after Closing, Purchaser shall at its expense as soon as reasonably practicable change the name on all documents and supplies to Purchaser's name.

ARTICLE 4

PLACE OF CLOSING

The Closing of the purchase and sale of the Banking Offices and other Assets (the "Closing") described in this Agreement shall take place at the offices of Seller on the Closing Date at 10:00 A.M., unless otherwise agreed to by the parties.

ARTICLE 5

CONDITIONS PRECEDENT

5.1 Conditions Precedent to the Obligations of Both Parties. The obligations of each of the parties to this Agreement are subject to fulfillment at or prior to the Closing Date of each of the following conditions, but compliance with or occurrence of any one or more of such conditions precedent (other than the conditions set forth in Section 5.1(a)) may be waived by the parties in writing.

(a) Regulatory Approvals. Approvals in writing of all relevant regulatory agencies shall have been obtained by Purchaser, and approvals in writing of all relevant regulatory agencies, where applicable, shall have been obtained by Seller. All necessary conditions, including any additional governmental approvals, permissions or consents, if any, including the giving of all legally required notices and the expiration of all legally required waiting or protest periods, of or relating to licenses, approvals and consents shall have been met (the "Regulatory Approvals").

(b) Litigation. There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental action against the Seller or the Purchaser or the Assets or the Liabilities for the purpose of enjoining or preventing the consummation of the transactions contemplated by this Agreement or otherwise claiming that the Agreement or the consummation of the transactions contemplated hereby is illegal.

(c) Data Processing Conversion. The transfer of information concerning the Deposit Liabilities into Purchaser's own data processing system shall be complete.

5.2 Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser under this Agreement are further subject to the satisfaction of each of the further conditions precedent set forth in this Section 5.2, any one or more of which may be waived by Purchaser.

(a) Obligations of Seller. Each of the obligations of Seller required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Execution Date and continue true and correct as of the Closing Date as though made at and as of the Closing Date, except in the case of a representation and warranty which references a specific date, which representation and warranty shall be true and correct as of such date.

(b) Opinion of Counsel. Purchaser shall have received an opinion, dated the Closing Date, from Cullen and Dykman, counsel to Seller, substantially in the form of the Exhibit F referred to in Section 7.2(e).

(c) Certificates. Purchaser shall have received a certificate from Seller in the form of Exhibit G described in Section 7.2(g), and Seller shall have delivered to Purchaser all of the consents, documents, instruments and other agreements required by Section 7.2.

(d) Consents. On or prior to Closing, Seller shall have obtained and delivered all consents necessary to authorize the transfer and assignment to Purchaser of, or the substitution of Purchaser for Seller under, the Real Property Lease. This condition is subject to adjustment as provided in
Section 6.6 hereof.

(e) Real Property. On or prior to Closing, Seller shall have conveyed to Purchaser all of Seller's right, title and interest to the Owned Real Property in accordance with and subject to all of the terms and conditions, as applicable, of this Agreement.

(f) Title Insurance. On or prior to Closing, Purchaser shall have obtained a fee title insurance policy for the Owned Real Property, insuring that Purchaser is the owner of the Owned Real Property and showing no liens, encumbrances, or other exceptions to title, except (i) current taxes not delinquent, (ii) any state of facts a current and accurate survey or inspection may show, provided same does not render title unmarketable; (iii) zoning laws, covenants, restrictions, reservations, utility agreements, rights of way and easements of record affecting the Owned Real Property, if still in effect, provided same do not prohibit the continued use and maintenance of the present structures on the Owned Real Property; (iv) minor variations between record lines, fences, bushes and hedges, if any; (v) any easement or right of way created in favor of any public utility company for electricity, steam, gas, telephone, water or other service, and the right to install, use, maintain, repair and replace wires, cables, terminal boxes, lines, service connections, poles, mains, facilities, and the like upon, under and across the Owned Real Property; (vi) any lien for any unpaid assessment payable in installments, except Seller will pay all such assessments due and payable prior to the Closing Date and Purchaser will be obligated to pay all installments due on or subsequent to Closing (however, the then current installment shall be adjusted at the Closing); (vii) the lien of any unpaid franchise or corporation tax or estate tax with respect to any corporation or individual in the chain of title, provided the title insurance company insuring the Purchaser's title to the Property shall insure against the collection thereof out of the Property; (viii) standard printed exceptions contained in the form of title insurance policy then issued by the title insurance company insuring the Purchaser's title to the Property; (ix) imperfections of title as are not so substantial as to materially impair the value or interfere with the continued use of any portion of the Owned Real Property for the purposes customarily used by Seller; and (x) matters listed in the Title Commitment set forth in Schedule 5.2(f) (matters listed in (i) through (x) are collectively referred to herein as "Permitted Exceptions"). The cost of obtaining the policy shall be the responsibility of Purchaser. In the event Seller is unable to remove any exception which is not one of the Permitted Exceptions and which is objectionable to Purchaser (such occurrence being herein referred to as a "Title Policy Problem"), then this Closing condition shall be subject to modification as provided in Section 6.15.

(g) Environmental Investigations. If Purchaser has elected to conduct the investigations described in Section 6.9 either (i) the reports described therein shall have been reasonably satisfactory to Purchaser, or (ii) Seller shall have taken such action as is provided in Section 6.9; provided, however, that this Closing condition shall be subject to adjustment as provided in Section 6.9.

(h) Condition of Assets and Liabilities. Subject to the provisions set forth in Section 6.15, the Banking Offices shall be in substantially the same condition as of the Execution Date, reasonable wear and tear from the Execution Date excepted.

(i) Sufficiency of Instruments of Transfer. The form and substance of all instruments of transfer and other documents to be delivered to the Purchaser hereunder shall have been approved by the Purchaser and its counsel, and such approval shall not be unreasonably withheld.

5.3 Conditions Precedent to the Obligations of Seller. The obligations of Seller under this Agreement are further subject to the satisfaction of each of the further conditions precedent set forth in this Section 5.3, any one or more of which may be waived by Seller.

(a) Obligations of Purchaser. Each of the obligations of Purchaser required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Execution Date and continue true and correct as of the Closing Date as though made at and as of the Closing Date.

(b) Opinion of Counsel. Seller shall have received an opinion, dated the Closing Date, from McCarthy, Fingar, Donovan, Drazen & Smith, counsel to Purchaser, substantially in the form set forth in Exhibit I referred to in
Section 7.3(b).

(c) Certificate. Seller shall have received a certificate from Purchaser substantially in the form of Exhibit J described in Section 7.3(d).

(d) Sufficiency of Instruments of Transfer. The form and substance of all instruments of transfer and other documents to be delivered to the Seller hereunder shall have been approved by the Seller and its counsel, and such approval shall not be unreasonably withheld.

ARTICLE 6

COVENANTS AND AGREEMENTS OF THE PARTIES

6.1 Review; Confidentiality. Seller shall permit Purchaser and its authorized representatives, accountants, independent appraisers and counsel (collectively, "Representatives") to have access during regular business hours, upon reasonable prior notice and in such manner as will not unreasonably interfere with the conduct of Seller's business, to all of the properties and books and records of the Banking Offices, as Purchaser may from time to time reasonably request. Seller will permit Purchaser and its Representatives to make copies of such books, records, and other documents at Purchaser's expense. Except as otherwise provided in this Agreement, Purchaser shall maintain the confidentiality of all information obtained pursuant to this Section 6.1, which obligation to maintain confidentiality shall survive any termination of this Agreement, and shall have no right to the information until the Closing Date. Purchaser and Seller shall provide each other promptly with information as to any significant developments in the performance of this Agreement or in any document or agreement delivered in connection with this Agreement and shall promptly notify the other if either discovers that any of its representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement was or were not true and correct in all material respects or becomes or became untrue or incorrect in any material respect.

6.2 Conduct of Business Pending Closing. From and after the Execution Date and through the Closing Date, except as may be required by a regulatory authority, Seller shall not, without prior written consent from Purchaser:

(a) Cause or permit the Banking Offices to engage or participate in any material transaction or incur or sustain any material obligation except in the ordinary course of business;

(b) Cause or permit the Banking Offices to transfer to or from Seller's other operations any material amount of Assets or Liabilities, except for (i) equipment and supplies, if any, which have a unique function in Seller's business and ordinarily would not be useful to Purchaser (such as, for example, computer software and signs); (ii) cash and other customary inter-bank transfers made in the ordinary course of business in accordance with Seller's normal banking practices; (iii) such Assets or Liabilities as are not being transferred to or assumed by Purchaser under this Agreement; and (iv) the Seller's proprietary FBA Finesse Software which shall not be transferred to Purchaser;

(c) Cause or permit the Banking Offices to transfer to or from Seller's other operations any deposits of the type included in the Deposit Liabilities (except pursuant to an unsolicited customer request where it would be the customary banking practice of Seller to honor such request);

(d) Transfer, assign, encumber, or otherwise dispose of or enter into any contract, agreement, or understanding to transfer, assign, encumber, or otherwise dispose of any Assets except in the ordinary course of business;

(e) Make any material capital investment in any Asset on behalf of the Banking Offices except in the ordinary course of business;

(f) Enter into or amend any material continuing contract relating to the Banking Offices, which would be included among the Liabilities, for the purchase or lease of materials, supplies, or equipment which cannot be terminated on not more than thirty (30) days' notice;

(g) Undertake any actions which materially increase the personnel at the Banking Offices;

(h) Enter into any leases, subleases, licenses or similar agreements permitting any affiliated or non-affiliated parties to lease, use or occupy space in the Banking Offices;

(i) Transfer employees to or from the Banking Offices and Seller's other operations, except:

(i) Transfers which were scheduled by Seller in the ordinary course of Seller's business prior to the Execution Date and which are set forth in
Schedule 6.2(i);

(ii) Transfers of employees employed at the Banking Offices whose employment does not relate to the activities to be assumed by Purchaser;

(iii) Temporary transfers of Seller's employees to fill positions in the Banking Offices (it being understood that Seller shall use reasonable efforts to notify Purchaser of any such temporary transfers, which transfers, if not sooner terminated shall terminate at the Closing Date); and

(iv) Other transfers permitted or contemplated by this Agreement.

(j) Increase or agree to increase the salary, remuneration or compensation of employees employed at the Banking Offices other than in accordance with Seller's customary policies and/or bank-wide changes, or pay or agree to pay any uncommitted bonus to any such employees other than regular bonuses granted based on historical practice or such bonuses as Seller deems is necessary or appropriate to maintain the employment of the managers or other key personnel at the Banking Offices;

(k) Fail to maintain in full force and effect all of the insurance policies currently in effect; or

(l) Offer at the Banking Offices interest rates on deposits which are different than the interest rates being offered by Seller on comparable deposits at its other banking offices.

6.3  Regulatory Approvals.

(a) Purchaser shall use its best efforts to obtain as promptly as possible all Regulatory Approvals to be obtained by Purchaser and to insure that all appropriate legal and other requirements are met and that all other conditions to the consummation of the purchase are satisfied. Purchaser shall submit all applications for all Regulatory Approvals to the applicable authorities by January 22, 1996. Purchaser shall provide all information required to be submitted by Purchaser in connection with such Regulatory Approvals or otherwise.

(b) Seller shall use best efforts to assist Purchaser in obtaining Regulatory Approvals to be obtained by Purchaser and to meet all appropriate legal and other requirements and to satisfy all other conditions to the consummation of the purchase. Seller shall provide Purchaser or the appropriate regulatory authorities all information reasonably required to be submitted by Seller in connection with such Regulatory Approvals or otherwise, and shall not take any action that would adversely affect Purchaser's ability to obtain all Regulatory Approvals.

(c) Seller shall use its best efforts to obtain as promptly as possible all Regulatory Approvals required to be obtained by Seller.

(d) Prior to submission to regulatory authorities, each party agrees to use reasonable efforts to allow the other party to review and comment upon any application or other materials proposed to be submitted in order to obtain the Regulatory Approvals for the transactions contemplated by this Agreement.

6.4 Further Assurances by Seller. From and after the Closing Date, Seller shall execute, acknowledge, and deliver such further assurances as may be necessary to effectively vest in Purchaser all of Seller's right, title and interest in and to the Assets transferred pursuant to this Agreement. From the Execution Date through Closing, Seller shall provide Purchaser reasonable assistance as requested by Purchaser in order to effect as of Closing the orderly transfer of the Banking Offices, the other Assets and the Liabilities.

6.5 Further Assurances by Purchaser. From and after the Execution Date, Purchaser shall (a) give such further assurances to Seller and shall execute, acknowledge, and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively relieve and discharge Seller from any obligations remaining under the Liabilities assumed by Purchaser, and (b) use reasonable efforts to assist Seller in the orderly transition of the operations of the Banking Offices being acquired by Purchaser. The obligations of Purchaser herein shall survive Closing.

6.6 Consents. Seller shall use reasonable efforts to obtain and deliver to Purchaser on or before the Closing Date (i) the Landlord's Consent to Assignment and Estoppel in the form of Exhibit C; and (ii) all other material consents necessary to authorize the transfer and assignment to Purchaser of, or the substitution of Purchaser for Seller under, Assumed Contracts. Purchaser agrees to use reasonable efforts to assist Seller in obtaining the consents. Seller shall not be required to spend any money or commence any legal or agency proceeding in order to obtain any of the consents.

Notwithstanding the above, the parties acknowledge and agree that if under this Section 6.6, (y) it is impractical in the opinion of the Seller and its counsel to transfer and assign all of its right, title and interest in and to the Real Property Lease to Purchaser or (z) the Landlord's Consent to Assignment and Estoppel for the Real Property Lease has not been executed by Landlord, Seller shall give written notice thereof to Purchaser. Within five
(5) business days of Seller's notice, Purchaser shall give Seller written notice of Purchaser's election to either (i) proceed to complete the transaction excluding the Leased Real Property but including the Deposit Liabilities and Safe Deposit Business at the Leased Real Property (with adjustment to the Purchase Price only to reflect the exclusion of the Personal Property, Leasehold Improvements and the apportionments pursuant to
Section 3.5 related to the Leased Real Property) or (ii) proceed to complete the transaction including the Leased Real Property (with no adjustment to the Purchase Price and Purchaser's waiver of all of Seller's obligations and responsibilities hereunder related to obtaining the consent of the landlord to the assignment of the Leased Real Property to Purchaser and the enforceability of an assignment of the Real Property Lease to Purchaser without such consent). If Purchaser elects hereunder to exclude the Leased Real Property from the transaction, then within five (5) business days of Purchaser's notice, Seller shall have the option to give Purchaser written notice of Seller's election to terminate the Agreement.

To the extent Seller is not completely released from liability by the lessor under the Real Property Lease, Purchaser shall indemnify and hold Seller harmless from and against any and all claims, losses, or costs (including attorneys fees and costs) relating to or arising out of breaches of obligations or defaults under or disputes with regard to the Real Property Lease arising out of any state of facts arising, or act or omission of Purchaser occurring, from and after the Closing Date and this obligation shall survive the Closing.

6.7 Indemnification by Seller. Subject to the provisions of Article 10 hereof, Seller shall for a period of two years from the Closing Date indemnify Purchaser against and hold Purchaser harmless from any and all losses, costs, damages, and expenses in respect of suits, proceedings, demands, judgments, expenses, losses and costs, including, without limitation, costs and reasonable expenses of counsel, which Purchaser may suffer or incur by reason of (a) the material breach of any material representation, warranty, covenant or agreement by Seller contained in this Agreement or in any other document or agreement delivered with this Agreement or to be delivered at Closing; and (b) any state of facts existing, or act or omission of Seller occurring, prior to the Closing Date with respect to any of the Assets or Liabilities, provided that in no event shall Seller have any responsibility or obligation hereunder with respect to environmental matters or Hazardous Substances related to the Banking Offices.

6.8 Indemnification by Purchaser. Subject to the provisions of Article 10 hereof, Purchaser shall for a period of two years from the Closing Date indemnify Seller against and hold it harmless from any and all losses, costs, damages, and expenses in respect of suits, proceedings, demands, judgments, expenses, and costs, including, without limitation, costs and reasonable expenses of counsel, which Seller may suffer or incur by reason of (a) the material breach of any material representation, warranty, covenant or agreement of Purchaser contained herein or in any other document or agreement to be delivered at Closing; (b) any state of facts arising, or act or omission by Purchaser occurring, with regard to the Assets or Liabilities from and after the Closing Date; and (c) the operations by Purchaser of the Banking Offices after the Closing Date (including, without limitation, any Bank Secrecy Act violations occurring after Closing, any failure by Purchaser to correctly file or pay tax or tax information with respect to the Assets or Liabilities after Closing, any act or omission by Purchaser in connection with its acting as a trustee of IRA, Keogh or similar accounts at the Banking Offices after Closing).

6.9  Hazardous Substances.

(a) Purchaser may elect at its expense to hire an outside consultant to undertake to determine whether or not there are any Hazardous Substances in the Banking Offices, provided that any such investigation shall be completed within thirty (30) days from the Execution Date. In the event such investigation reveals the presence of such Hazardous Substances which are reasonably unacceptable to Purchaser, Purchaser shall give written notice to Seller not later than forty (40) days from the Execution Date. Such written notice shall describe the Hazardous Substances which are reasonably unacceptable to Purchaser and include a copy of the outside consultant's report. Within ten (10) business days of Purchaser's notice, Seller shall give Purchaser written notice of Seller's election, exercised in Seller's sole discretion, (i) to use reasonable efforts to eliminate or otherwise remedy the Hazardous Substances or (ii) to not remedy the Hazardous Substances.

(b) In the case of Hazardous Substances at the Owned Real Property, the following shall occur:

(i) if Seller notified Purchaser of Seller's election to use reasonable efforts to eliminate or otherwise remedy the Hazardous Substances and Seller has not eliminated or otherwise remedied such Hazardous Substances by the Closing Date, then Purchaser shall lease the Owned Real Property from Seller pursuant to the terms of a net lease which shall have a term commencing as of the Closing Date and expiring on the date which is two (2) years after notice by Seller to Purchaser that Purchaser is either unable or elects to no longer seek to eliminate or otherwise remedy such Hazardous Substances; or

(ii) if Seller notified Purchaser of Seller's election to not remedy the Hazardous Substances, then Purchaser shall lease the Owned Real Property from Seller pursuant to the terms of a net lease which shall have a term of two
(2) years from the Closing Date.

In the case of a lease pursuant to either (i) or (ii) above, the net lease shall: (x) provide for tenant to absorb all costs of operation (including taxes, insurance, maintenance and utilities), (y) contain commercially reasonable terms and (z) provide for a fair market rent to be determined as provided in Schedule 6.9(b) hereof for the net lease of the Owned Real Property on the lease terms as provided herein.

(c) If during the term of the lease entered into between Seller and Purchaser as provided in Subsection 6.9(b) hereof, Seller is able to remedy the Hazardous Substances, Seller shall give written notice thereof to Purchaser and Seller shall transfer and convey the Owned Real Property to Purchaser as promptly as possible thereafter in accordance with and as provided by the terms of this Agreement and at a price to be determined in accordance with
Schedule 1.30 hereof as of the date of Seller's written notice of remedy of the Hazardous Substances.

(d) At any time following notice from Seller of its inability or election to not remedy the Hazardous Substances and during the term of the lease entered into between Seller and Purchaser as provided in Subsection 6.9(b) hereof, Purchaser may by written notice to Seller elect to purchase the Owned Real Property from Seller containing the Hazardous Substances. Seller shall transfer and convey the Owned Real Property to Purchaser as promptly as possible thereafter in accordance with and as provided by the terms of this Agreement and at a price to be determined in accordance with Schedule 1.30 hereof as of the date of Purchaser's written notice of election to purchase the Owned Real Property from Seller containing the Hazardous Substances, provided that the price determined in accordance with Schedule 1.30 and to be paid by Purchaser shall be reduced by an amount equal to the Hazardous Substance Reduction determined in accordance with Schedule 6.9(d) hereof, however, in no event shall the price be reduced as a result of the Hazardous Substances Reduction to less than zero, and Purchaser shall waive any responsibility or obligation of Seller with respect to the Hazardous Substances.

(e) In the event Purchaser leases the Owned Real Property from Seller as provided herein, the Purchase Price as of the Closing Date shall be adjusted to exclude the Real Property Purchase Price and Purchaser shall waive any responsibility or obligation of Seller with respect to the Hazardous Substances. The obligations of Seller and Purchaser in Subsections 6.9(b), 6.9(c), 6.9(d), and 6.9(e) hereof shall survive the Closing.

(f) In the case of Hazardous Substances at the Leased Real Property, if Seller chooses to not remedy the Hazardous Substances or is unable to remedy the Hazardous Substances despite reasonable efforts to do so prior to the Closing Date, within five (5) business days of (i) Seller's written notice of election not to remedy the Hazardous Substances or (ii) Seller's inability to remedy the Hazardous Substances prior to the Closing Date, Purchaser shall give Seller written notice of Purchaser's election to either (x) proceed to complete the transaction excluding the Leased Real Property but including the Deposit Liabilities and Safe Deposit Business at such excluded Leased Real Property (with adjustment to the Purchase Price only to reflect the exclusion of the Personal Property and the apportionments pursuant to Section 3.5 related to such excluded Leased Real Property as well as the Leasehold Improvements) or (y) proceed to complete the transaction including the Leased Real Property (with waiver by Purchaser of any responsibility or obligation of Seller with respect to such Hazardous Substances and with no adjustment to the Purchase Price). If Purchaser elects hereunder to exclude the Leased Real Property from the transaction, then within five (5) business days of Purchaser's notice, Seller shall have the option to give Purchaser written notice of Seller's election to terminate the Agreement.

6.10 Notification of Customers; Change of Name.

(a) After the Regulatory Approval Date but prior to the Closing and in compliance with all applicable laws and regulations, Seller shall at its expense prepare and deliver a letter, on Seller's stationery, in form and substance reasonably satisfactory to Purchaser, informing customers and depositors of the Banking Offices of the transfer of Assets and Liabilities contemplated by this Agreement.

(b) After the Regulatory Approval Date but prior to the Closing and in compliance with all applicable laws and regulations, Purchaser shall at its expense prepare and deliver a letter, on Purchaser's stationery, in form and substance reasonably satisfactory to Seller, informing customers and depositors of the Banking Offices of the transfer of Assets and Liabilities contemplated by this Agreement.

(c) After the Regulatory Approval Date but prior to Closing, Purchaser at its expense shall mail to each account holder of a checking, money market deposit, NOW account or Super-NOW account: (i) a letter prepared by Purchaser, and reasonably satisfactory to Seller, notifying such depositor of the transfer of his or her account to Purchaser, requesting that such account holder cease writing checks or drafts against Seller's account immediately following the Closing Date (or such other period as may be required by applicable law or regulation) and (ii) check order forms, replacement checks bearing Purchaser's transit and routing number and any other documents to be signed by the account holder to establish a similar account with Purchaser.

(d) After all Regulatory Approvals have been obtained but prior to the Closing, Purchaser at its expense shall mail to each account holder of a Deposit Account which is transferred to Purchaser pursuant to this Agreement and for which an ATM Card was issued to the account holder: (i) a letter prepared by Purchaser, and reasonably satisfactory to Seller, notifying such ATM card holder of the transfer of his or her account to Purchaser and requesting that such ATM card holder cease use of his or her ATM card bearing Seller's name as of the Closing Date; and (ii) a replacement ATM card issued in the name of Purchaser and any other documents necessary for the ATM card holder to use the replacement ATM card after the Closing Date. Purchaser acknowledges that effective as of the close of business on the Closing Date, Seller shall invalidate the use of the ATM cards issued to account holders of Deposit Accounts transferred to Purchaser pursuant to this Agreement.

(e) Seller agrees to provide at its expense the necessary and appropriate customer information to enable Purchaser to make the mailings described in
(b) and (d) above. Seller shall have the option to do such mailing prior to Closing on Purchaser's behalf provided that the costs of the mailings shall remain the liability of Purchaser.

(f) Seller and Purchaser shall mutually agree to their reasonable satisfaction on the date or dates on which Seller or Purchaser, as is the case, shall send the notices to customers and depositors of the Banking offices pursuant to Subsections 6.10(a), 6.10(b), 6.10(c) or 6.10(d) hereof. The "Customer Notification Date" shall be the earliest date on which either Seller or Purchaser, as is the case, sends one or more of the notices to customers and depositors of the Banking Offices pursuant to Subsections 6.10(a), 6.10(b), 6.10(c) or 6.10(d) hereof.

(g) After the Closing Date, Purchaser shall at its expense promptly change the name on all documents and facilities relating to the Banking Offices to Purchaser's name. On or prior to the Closing Date, Seller may remove signs containing the name of Seller from locations inside or outside the Banking Offices. The obligations of the parties herein shall survive the closing.

(h) Seller shall give all notices and take all appropriate actions, including actions required by Section 337 of the New York Banking Law and by the applicable rules and regulations of the Banking Department, in connection with the transfer and sale of the Safe Deposit Business.

(i) The obligations of Seller and Purchaser in this Section 6.10 shall survive the Closing.

6.11 Employees.

(a) Purchaser shall use all reasonable efforts to interview for employment effective as of the Closing Date all employees employed at the Banking Offices, including employees on leave of absence (the "Banking Office Employees"), listed on Schedule 6.11 hereof. Banking Office Employees who accept an offer of employment from Purchaser at the Banking Offices as of the Closing Date shall be considered the "Transferred Employees".

(b) Purchaser shall use all reasonable efforts to hire as many of the Banking Office Employees as possible. No later than sixty (60) days after the Execution Date, Purchaser shall provide to Seller a list of the Banking Office Employees it intends to employ following the Closing. Purchaser shall treat all Transferred Employees as new hires of Purchaser but shall recognize each Transferred Employee's original date of hire with Seller (or any other previous employer provided that such date of hire was recognized by Seller) for determining eligibility and vesting and give each Transferred Employee credit for all purposes (other than benefit accrual) under each employee benefit plan, policy, program or arrangement of Purchaser, (including without limitation, vacation, severance and qualified pension and other retirement plans).

(c) Purchaser shall provide retirement and welfare benefits (including without limitation, medical, hospital, dental, accidental death and dismemberment, life, disability, qualified pension and other retirement plans, and other similar benefits) to Transferred Employees for claims incurred and benefits earned on or after the Closing Date and subject to this
Section 6.11 and the generally applicable terms and conditions of Purchaser's employee benefit plans, policies, programs and arrangements as amended from time to time.

(d) Transferred Employees shall be eligible to participate in the medical, hospital and dental plans of Purchaser effective as of the Closing Date and Purchaser shall give credit to each Transferred Employee for deductibles and copayments made by the Transferred Employee under Seller's medical and dental plans during the period prior to the Closing Date to the extent applicable under the terms of such plans to any period following the Closing Date and any pre-existing conditions provisions of such plans shall be waived.

(e) All Transferred Employees subsequently severed from employment with Purchaser (i) up to and including one (1) year after the Closing Date shall be entitled to receive severance from Purchaser under the same terms and conditions as would have been paid by Seller if said employee was severed from employment by Seller on the day prior to the Closing Date, or (ii) more than one (1) year after the Closing Date shall be entitled to receive severance from Purchaser in accordance with Purchaser's severance policy.

(f) Banking Office Employees who are not Transferred Employees shall be deemed terminated employees of Seller. Seller will cover said employees under its severance policy, however, Purchaser shall reimburse Seller for any such severance expense. To the extent such expense can be determined as of the Closing Date, such expense shall be treated as an item of proration pursuant to Section 3.5 hereof. Notwithstanding this Section 6.11(f), to the extent Purchaser offers employment with comparable salary, benefits, job duties and responsibilities and proximate location to a Banking Office Employee, which offer the employee does not accept, then Purchaser shall not be obligated to pay severance to that Banking Office Employee or to reimburse Seller for such severance expense.

(g) Unless otherwise specified, Seller shall remain responsible for all benefits of the Banking Office Employees up to the Closing Date as well as for all payments with respect to any incentive or deferred compensation plan earned or accrued up to the Closing Date.

(h) Purchaser shall not be responsible for any obligation of Seller existing in any agreement between Seller and any Transferred Employee which confers any special benefit, monetary or otherwise, on such Transferred Employee which Purchaser is not otherwise obligated to provide to all Transferred Employees hereunder.

(i) Purchaser shall be solely responsible for any activity in connection with interviewing the Banking Office Employees. In addition to any other obligation of Purchaser to indemnify Seller hereunder, Purchaser indemnifies and holds Seller harmless from and against any claim or liability for Purchaser's acts or omissions in connection with said interviews.

(j) This Agreement is not intended to create and does not create any contractual or legal rights in or enforceable by any Banking Office Employee. Purchaser agrees to obtain the prior approval of Seller before sending any written communications to any Banking Office Employee concerning the subject matter of this Section 6.11, which approval shall not be unreasonably withheld. Seller agrees to use its reasonable efforts to incorporate Purchaser's comments in any written communications to the Banking Office Employees concerning the subject matter of this Section 6.11.

(k) The obligations of the parties in this Section 6.11 shall survive the Closing.

6.12 Liaisons. Each party shall designate one person to act as a data processing liaison from the Execution Date until all transactions and adjustments contemplated by this Agreement have been completed.

6.13 Tax Information and Withholding. All tax information reporting and filing requirements and all tax withholding requirements with respect to the Assets, Transferred Employees and Liabilities shall be the responsibility of Seller up to the Closing Date and the responsibility of Purchaser thereafter. Seller shall be responsible for and provide Forms 1099, 1099R, 5498 and all other applicable tax reporting for all amounts earned on the Deposit Liabilities on or prior to the Closing Date and shall be responsible for all backup withholding on the Deposit Liabilities on or prior to the Closing Date. Purchaser shall be responsible for and provide such tax reporting for all amounts earned on the Deposit Liabilities and backup withholding on the Deposit Liabilities after the Closing Date. The obligations of this Section
6.13 shall survive the Closing.

6.14 Title Insurance. The costs of providing the title insurance policy described in Section 5.2(f) shall be paid for by Purchaser. If Purchaser elects to obtain a title insurance report different from the Title Commitment, then Purchaser shall deliver, or cause to be delivered, a copy of such title insurance report to Seller within three (3) business days of receipt of the report by Purchaser or its attorneys.

6.15 Damage or Destruction; Condemnation; Title Insurance.

(a) Purchaser has inspected the Banking Offices to its satisfaction and agrees to accept them "AS IS", subject to the provisions of Section 6.9 and
6.15. In the event that prior to Closing, with respect to either of the Banking Offices, there occurs material physical damage to or destruction of any such Banking Office or there is commenced or concluded a condemnation proceeding against any of the Banking Offices which materially impairs the value or interferes with the continued use of the Banking Office for the purposes customarily used by Seller , Seller, in its sole discretion, and by written notice to Purchaser, shall have the option to request and receive a period of 180 days to use reasonable efforts to repair such damage or destruction.

(b) If Seller has not repaired such damage or destruction to the reasonable satisfaction of Purchaser within such 180 day period, or if any such condemnation proceeding is commenced or concluded against any of the Banking Offices, Purchaser as its sole remedy hereunder and notwithstanding Section
6.7 (Indemnification by Seller) or Section 14.11 (Specific Performance), or any other provision hereof, shall give Seller written notice of Purchaser's election to either (i) proceed to complete the transaction excluding the Owned Real Property or Leased Real Property, as is the case, affected by the damage or condemnation but including the Deposit Liabilities and Safe Deposit Business at such excluded Leased Real Property or Owned Real Property, as is the case, (with adjustment to the Purchase Price only to reflect the exclusion of the Personal Property and the apportionments pursuant to Section
3.5 related to such excluded Leased Real Property or Owned Real Property, as is the case, as well as the Leasehold Improvements in the case of exclusion of the Leased Real Property or the Real Property Purchase Price in the case of exclusion of the Owned Real Property), or (ii) proceed to complete the transaction including such Leased Real Property or Owned Real Property, as is the case (with waiver by Purchaser of any responsibility or obligation of Seller hereunder with respect to such damage or condemnation and with no adjustment to the Purchase Price, but proceeds of hazard insurance, if and to the extent, payable to Seller and not applied by Seller shall be paid or assigned to Purchaser). If Purchaser elects to exclude such Leased Real Property or Owned Real Property, as is the case, from the transaction, then within five (5) business days of Purchaser's notice, Seller shall have the option to give Purchaser written notice of Seller's election to terminate the Agreement.

(c) If there is a Title Policy Problem related to the Owned Real Property, Seller shall give Purchaser written notice of Seller's election to use reasonable efforts to cure such Title Policy Problem or to not remedy the Title Policy Problem. Seller is not under any obligation to pay any money or engage in any litigation or any proceeding in order to clear any Title Policy Problem.

(d) In the case of a Title Policy Problem related to the Owned Real Property, the following shall occur:

(i) if Seller notified Purchaser of Seller's election to use reasonable efforts to cure the Title Policy Problem and Seller has not cured such Title Policy Problem by the Closing Date, then Purchaser shall lease the Owned Real Property from Seller pursuant to the terms of a net lease which shall have a term commencing as of the Closing Date and expiring on the date which is two
(2) years after notice by Seller to Purchaser that Purchaser is either unable or elects to no longer seek to cure such Title Policy Problem; or

(ii) if Seller notified Purchaser of Seller's election to not cure the Title Policy Problem, then Purchaser shall lease the Owned Real Property from Seller pursuant to the terms of a net lease which shall have a term of two
(2) years from the Closing Date.

In the case of a lease pursuant to either (i) or (ii) above, the net lease shall: (x) provide for tenant to absorb all costs of operation (including taxes, insurance, maintenance and utilities), (y) contain commercially reasonable terms and (z) provide for a fair market rent to be determined as provided in Schedule 6.9(b) hereof for the net lease of the Owned Real Property on the lease terms as provided herein.

(e) If during the term of the lease entered into between Seller and Purchaser as provided in Subsection 6.15(d), Seller is able to remedy the Title Policy Problem, Seller shall give written notice thereof to Purchaser and Seller shall transfer and convey the Owned Real Property to Purchaser as promptly as possible thereafter in accordance with and as provided by the terms of this Agreement and at a price to be determined in accordance with Schedule 1.30 hereof as of the date of Seller's written notice of remedy of the Title Policy Problem.

(f) At any time following notice from Seller of its inability or election to not cure the Title Policy Problem and during the term of the lease entered into between Seller and Purchaser as provided herein, Purchaser may by written notice to Seller elect to purchase the Owned Real Property from Seller containing the Title Policy Problem. Seller shall transfer and convey the Owned Real Property to Purchaser as promptly as possible thereafter in accordance with and as provided by the terms of this Agreement and at a price to be determined in accordance with Schedule 1.30 hereof as of the date of Purchaser's written notice of election to purchase the Owned Real Property from Seller containing the Title Policy Problem, provided that the price determined in accordance with Schedule 1.30 and to be paid by Purchaser shall be reduced by an amount equal to the Title Problem Reduction determined in accordance with Schedule 6.15(f) hereof, however, in no event shall the price be reduced as a result of the Title Policy Problem to an amount less than zero, and Purchaser shall waive any responsibility or obligation of Seller with respect to the Title Policy Problem.

(g) In the event Purchaser leases the Owned Real Property from Seller as provided herein, the Purchase Price as of the Closing Date shall be adjusted to exclude the Real Property Purchase Price and Purchaser shall waive any responsibility or obligation of Seller with respect to the Title Policy Problem. The obligations of Seller and Purchaser in Subsection 6.15(d), 6.15(e), 6.15(f) and 6.15(g) hereof shall survive the Closing.

6.16 Electronic Installations. Purchaser shall have a reasonable right to enter the Banking Offices in the thirty (30) day period prior to the Closing Date for the purpose of installing necessary wiring for Purchaser's security system, teller terminals and data processing equipment to be utilized after the Closing, subject to satisfaction by Purchaser of the following conditions:

(i) reasonable advance notice of each such entry shall be given to Seller and Seller shall have the right to have its employees or contractors present to inspect the work being done;

(ii) all such work shall be done so as to not unreasonably interfere with Seller's business in the Banking Offices and will be conducted after business hours at the Banking Offices or as mutually agreed to by Seller and Purchaser;

(iii) all such work will be done in compliance with all laws and applicable government regulations and Purchaser will be responsible for the procurement, at Purchaser's expense, of all required governmental or administrative permits and approvals; and

(iv) all such work shall be performed in strict compliance with the provisions of the Real Property Lease and if the consent of the Landlord under the Real Property Lease is required pursuant to the provisions of the Real Property Lease prior to the commencement of the work, Purchaser shall have no right to commence such work until such consent of Landlord is duly obtained. Seller will cooperate with Purchaser in obtaining such consent of Landlord; provided that Seller shall not be required to expend any monies or agree to any modification of the Real Property Lease in connection therewith and the failure to obtain such consent shall not relieve Purchaser of any of its obligations under this Agreement.

Purchaser shall indemnify Seller for any claim, damage or loss of any nature or description which occurs as a result of any work performed by Purchaser in the Banking Offices. This obligation of Purchaser shall survive the Closing.

Purchaser agrees that if for any reason the transactions contemplated hereunder are not consummated, Purchaser will at its sole cost and expense remove any installations it shall have made in the Banking Offices and shall repair and restore the Banking Offices to their condition immediately prior to such installations. This obligation of Purchaser shall survive any termination of this Agreement.

6.17 Training and Orientation. During the period of time beginning on the day after the Regulatory Approval Date and continuing to the Closing
Date, the Seller shall permit the Purchaser to provide training and orientation to those officers and employees at the Banking Offices who are to become employees of Purchaser and shall, subject to the provisions of this
Section 6.17, excuse such officers and employees from their duties for the Seller at the Banking Offices for the purpose of such training and orientation by the Purchaser under terms and conditions mutually agreeable to both parties, and at such date and for such periods of time indicated on a schedule to be mutually agreed upon by the Seller and the Purchaser.
Purchaser agrees that except with Seller's permission, all training shall be done at the Banking Office in which the officer or employee is located and the parties agree to cooperate with each other so as to schedule training at times and in manners designed to eliminate any interference with the normal functioning of the relevant Banking Office.

6.18 Data Processing. Prior to the Closing Date, Seller agrees to provide assistance with data processing services as shall be reasonably necessary for the conversion and transfer of information concerning the Deposit Liabilities into Purchaser's own data processing system. Within thirty (30) days after the Execution Date, Seller shall use reasonable efforts to provide Purchaser with the description of all file layouts of the Deposit Accounts at the Banking Offices, together with operational procedures necessary to define and implement the transfer of the Deposit Liabilities to Purchaser. Seller and Purchaser shall each designate an individual to serve as liaison concerning operational matters. In connection with the conversion, Seller shall, if requested by Purchaser, issue to each depositor of a Banking Office entitled to receive a monthly account statement for that portion of the month in which the Closing occurs for the period ending on the Closing Date. If Seller issues such a partial month statement, Purchaser shall issue a statement for the remainder of that month. To the extent that any such depositor would incur a penalty solely as a result of the issuance of a partial monthly statement, Seller and Purchaser each agree to waive any such penalty.

6.19 Assumed Contracts. On or before December 31, 1995, Purchaser shall give written notice to Seller of those Assumed Contracts contained in Schedule 1.3 hereto which Purchaser elects to exclude from the transaction. Seller shall use its reasonable efforts to obtain the consent of any third party required to assign to Purchaser any of the remaining Assumed Contracts in Schedule
1.3. Purchaser may by written notice to Seller prior to the Closing Date exclude from Schedule 1.3 any such remaining Assumed Contract that requires the consent of a third party in order to be assigned to Purchaser, if, in each case, consent has not been obtained prior to the Closing. An updated
Schedule 1.3 listing the Assumed Contracts remaining after any such exclusions by Purchaser as provided herein shall be delivered by Seller to Purchaser at Closing.

6.20 Real Property. Seller and Purchaser shall use their best efforts to cooperate in completing the determination of the Real Property Purchase Price in accordance with Section 1.30.

6.21 Transactions by Purchaser. From the Execution Date to the
Regulatory Approval Date, Purchaser agrees to not apply for approval from any federal or state regulatory authority of any transaction involving a purchase of assets, assumption of liabilities, merger or consolidation without the prior written consent of Seller.

ARTICLE 7

CLOSING TRANSACTIONS

7.1  Estimate and Payment of Estimated Payment Amount.

(a) As of a date one to six days prior to Closing, Seller shall deliver to Purchaser a Schedule 1.6 indicating the amount of Cash on Hand as of a date no more than six business days prior the Closing Date, a Schedule 8.12(a) showing the Deposit Liabilities as of the Customer Notification Date,
Schedule 8.12(b) dated as of a date no more than six business days prior to the Closing Date and Schedule 8.13 showing the Account Loans as of a date no more than six business days prior to the Closing Date..

(b) As of a date one to six days prior to Closing agreed on by Purchaser and Seller, Purchaser and Seller shall compute the Estimated Payment Amount and prepare the Preliminary Settlement Statement in the form of Exhibit A hereto, using the Schedules delivered by Seller pursuant to Section 7.1(a) and other relevant information available to the parties at the time of computation.

(c) At Closing, Seller shall deliver and pay to Purchaser by wire transfer in immediately available funds, the Estimated Payment Amount as calculated in the Preliminary Settlement Statement.

(d) The Final Payment Amount shall be calculated in the manner set forth in Articles 3 and 13 and in accordance with Exhibit K. Post-Closing adjustments, including any difference between the Final Payment Amount and the Estimated Payment Amount, and transactions shall be handled as set forth in Article 13.

7.2 Documents, Instruments, Certificates, Etc. to be Delivered by Seller at the Closing. At the Closing, Seller covenants and agrees to deliver to Purchaser, except to the extent not required pursuant to Section 6.6, 6.9 or
6.15 hereof:

(a) Assignment of Lease. Except as provided in Section 6.6, 6.9 or 6.15 hereof, Assignment of Lease and Assumption Agreement substantially in the form of Exhibit B hereto for the Real Property Lease and the Landlord's Consent to Assignment and Estoppel in the form of Exhibit C;

(b) Assignment. Assignment and Assumption Agreement substantially in the form of Exhibit D hereto for all Assumed Contracts, the Deposit Liabilities, the Safe Deposit Business and the Account Loans;

(c) Bill of Sale. Bill of Sale and Assumption Agreement substantially in the form of Exhibit E hereto for all other personal property Assets;

(d) Deed. Except to the extent such property is excluded from the transaction as provided in Section 6.9 or Section 6.15 hereof, with respect to the Owned Real Property a bargain and sale deed with covenant against grantor's acts;

(e) Opinion of Counsel. An opinion of Cullen and Dykman, counsel to Seller, dated the Closing Date, substantially in the form attached hereto as Exhibit F;

(f) Transfer Tax. Except to the extent any such property is excluded from the transaction as provided in Section 6.6, Section 6.9 or Section 6.15 hereof, New York State Real Property Transfer Tax and Real Property Gains Tax returns for the Owned Real Property and the Leased Real Property;

(g) Certificate. Certificate signed by a duly authorized officer of Seller in the form of Exhibit G hereto;

(h) Corporate Authority. Resolutions of Seller, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(i) Possession of Real Property. Except to the extent any such property is excluded from the transaction as provided in Section 6.6, Section 6.9 or
Section 6.15 hereof, possession of the Leased Real Property and the Owned Real Property as of the close of business on the Closing Date;

(j) Affidavit of the Seller. An affidavit to the Purchaser in form of Exhibit H hereto;

(k) Records. All records described in Section 2.3 hereof or elsewhere in this Agreement which are required to be delivered on the Closing Date;

(l) Good Standing Certificate. A certificate, dated as of a date reasonably close to the Closing Date, by the Banking Department with respect to the good standing of the Seller;

(m) Schedules. Schedule 8.12(a) dated as of the Customer Notification Date,
Schedule 1.6, Schedule 8.12(b) and Schedule 8.13 dated as of a date no more than six business days prior to the Closing Date and Schedule 1.3, updated as provided in Section 6.19 hereof;

(n) Retirement Account Transfer Agreement. A Retirement Account Transfer Agreement in the form of Exhibit L hereto;

(o) Assumed Contracts. All Assumed Contracts which are being transferred pursuant to this Agreement as provided in Section 6.19 hereof and assignment thereof;

(p) Lease for Owned Real Property. To the extent provided in Section 6.9 or
Section 6.15 hereof, a lease for the Owned Real Property; and

(q) Other Documentation. Such other instruments and documents as counsel for the Purchaser may reasonably determine to be necessary or desirable for transferring, assigning and conveying to the Purchaser the Assets and Liabilities to be assumed by the Purchaser pursuant to this Agreement.

7.3 Documents, Instruments, Certificates, Etc. to be Delivered by Purchaser at the Closing. At the Closing, Purchaser covenants and agrees to deliver to Seller, except to the extent not required pursuant to Section 6.6, 6.9 or
6.15 hereof:

(a) Documents. The documents and instruments referred to in 7.2(a), (b) and
(c);

(b) Opinion of Counsel. An opinion of McCarthy, Fingar, Donovan, Drazen & Smith, counsel to Purchaser, dated the Closing Date, substantially in the form attached hereto as Exhibit I;

(c) Transfer Tax. Except to the extent any such property is excluded from the transaction as provided in Section 6.6, Section 6.9 or Section 6.15 hereof, New York State Real Property Transfer Tax and Real Property Gains Tax returns for the Owned Real Property and Leased Real Property;

(d) Certificate. Certificate signed by a duly authorized officer of Purchaser in the form of Exhibit J hereto;

(e) Corporate Authority. Resolutions of Purchaser, certified by its Secretary or Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(f) Good Standing Certificate. A certificate dated as of a date reasonably close to the Closing Date by the New York Banking Department with respect to the good standing of the Purchaser;

(g) Retirement Account Transfer Agreement. A Retirement Account Transfer Agreement in the form of Exhibit L hereto;

(h) Lease for Owned Real Property. To the extent provided in Section 6.9 or
6.15 hereof, a lease for the Owned Real Property; and

(i) Other Documentation. Such other documents, instruments and certificates as Seller or its counsel may reasonably request.

7.4  Title Insurance Policy. Except to the extent not required pursuant to
Section 6.9 or 6.15 hereof, Purchaser shall receive at Closing the title insurance policy described in and subject to the provisions of Section 5.2(f) hereof.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF SELLER

To induce Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser as follows:

8.1 Corporate Organization. The Seller is duly organized, validly existing and in good standing as a stock savings bank organized under the laws of the State of New York; it has all requisite corporate power and authority, and all necessary authorizations, approvals and orders of and from all governmental regulatory officials and bodies, to own and operate its properties and to conduct its business as a savings bank in the manner in which it is presently being conducted.

8.2 Authorization. The Seller has all requisite corporate power and authority and all necessary authorizations, approvals and orders of and from all governmental regulatory officials and bodies, to execute and deliver this Agreement and to carry out all of the transactions contemplated by this Agreement other than those regulatory approvals which have been or will be applied for. The execution and delivery of this Agreement, and each of the documents and instruments contemplated hereby and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action required to be taken on the part of the Seller; and, upon execution and delivery, this Agreement and, subject to the receipt of any required regulatory approvals, each of such other documents and instruments, will be valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the enforcement of creditors' rights against debtors generally or against New York savings banks in general and to general principles of equity, whether considered in a proceeding at law or in equity.

8.3 Non-Contravention. The execution and delivery of this Agreement by Seller does not, and subject to the receipt of the aforementioned approvals and consents, the consummation of the transactions contemplated hereby by Seller will not constitute (a) a breach or violation of or default under any law, rule, or regulation, or any judgment, decree, order, governmental permit, or license, or agreement, indenture, or instrument to which Purchaser is subject; or (b) a breach or violation of or a default under the charter or by-laws of Seller. The consummation of the transactions contemplated hereby will not require any consent, waiver or approval under any such law, rule, regulation, judgment, decree, order, governmental permit, or license or the consent or approval of any other party to any such agreement, indenture, or instrument other than those referred to in Section 5.1 and the required approvals of the applicable regulatory authorities.

8.4 Litigation. There are no pending or, to the best of the Seller's knowledge, threatened actions, suits or proceedings, before any court, governmental agency, arbitrator or instrumentality which purport to affect the legality, validity or enforceability of this Agreement or which could materially adversely affect the Deposit Liabilities, the Assumed Contracts, the Assets or the Liabilities or the ability of the Seller to perform its obligations under this Agreement, or which in any manner question the validity of this Agreement or which could serve as a basis for disapproval of the transactions contemplated hereby by the FDIC, the New York State Banking Department, or any other applicable regulatory authority.

8.5 Finders or Brokers. Except for Chemical Securities Inc., Seller has not engaged or employed a broker or finder in connection with this Agreement or the transactions contemplated hereunder.

8.6 Compliance with Applicable Law. Seller holds and has at all times held all material licenses, certificates, franchises, permits and other governmental authorizations necessary for the lawful conduct of the business and operations of the Banking Offices and such licenses, certificates, franchises, permits and other governmental authorizations are in full force and effect and Seller is in all material respects complying therewith. Nothing in this Section 8.6 shall be deemed or construed to constitute a representation or warranty with respect to any matter, including but not limited to any environmental matter, concerning the Owned Real Property to be conveyed or the Leased Real Property to be assigned pursuant to this Agreement.

8.7  Leased Real Property and Assumed Contracts.

(a) Schedule 8.7 contains the lease for the Leased Real Property. Except as contained in Schedule 8.7, there are no other modifications or amendments to the lease. Seller has performed in all material respects all of its obligations under the Real Property Lease. Seller has no knowledge of any failure on the part of lessor under such Real Property Lease to perform its responsibility under the lease in all material respects.

(b) Schedule 1.3 lists the Assumed Contracts at the Banking Offices as of the Execution Date. Seller has performed in all material respects all of its obligations under the Assumed Contracts. Seller has no knowledge of any failure by any party to any Assumed Contract to have performed its responsibilities under any such Assumed Contract in all material respects.

8.8 Title to Personal Property. Schedule 1.25 lists the Personal Property at the Banking Offices as of the Execution Date. Seller has, and on the Closing Date will have, title to the Personal Property, free and clear of all liens, encumbrances, and charges.

8.9 Taxes. All payroll, withholding, excise, sales, use, and transfer taxes imposed by the United States, or by any state, municipality, subdivision, or instrumentality of the United States, or by any other taxing authority which are due or payable by Seller relating to the Banking Offices as of the close of business on the day prior to the Closing Date have been paid in full or properly accrued and adequately provided for by reserves shown in the records and books of account of Seller or will be so paid or accrued and provided for on the Closing Date and Seller will have made all payments due to the lessor of the Leased Real Property as of the close of business on the Closing Date on account of real property taxes pursuant to the Real Property Lease. All tax information reporting and filing requirements and all other requirements relating to tax returns and reports with respect to the business or operations of the Banking Offices have been complied with by Seller in all material respects as of the Execution Date and shall have been complied with as of Closing except for tax returns not yet due (including appropriately filed extensions) and with respect to which Seller agrees that the returns will be timely filed.

8.10 Insurance. Seller shall maintain its insurance policies with respect to the Assets and Liabilities until and including the Closing Date. Each such policy is outstanding and in full force and effect and Seller is the primary beneficiary of such policies.

8.11 Deposits. The deposit accounts of the Seller are federally insured up to applicable limits and no action is pending or, to the knowledge of the Seller, threatened, with respect to the termination of such insurance.

8.12 Deposit Liabilities.

(a) Schedule 8.12(a) which shall be dated as of the Customer Notification Date, shall accurately set forth in all material respects the amount of the Deposit Liabilities at the Banking Offices as of the Customer Notification Date.

(b) Schedule 8.12(b) which shall be dated as of a date no more than six business days prior to the Closing Date, shall accurately set forth in all material respects the amount of the Deposit Liabilities at the Banking Offices as of the date thereof.

8.13 Account Loans. Account Loans shall mean those loans owned by Seller that are secured by a deposit account at the Banking Offices as of the Closing Date. Schedule 8.13 which shall be dated as of a date no more than six business days prior to the Closing Date, shall accurately set forth (i) the Account Loans at the Banking Offices as of the date thereof and (ii) the aggregate principal amount of the Account Loans, plus accrued and unpaid interest as of the date thereof. On the Closing Date, each of the Account Loans will be based upon a valid and binding agreement and Seller will be the owner of the Account Loans, free and clear of all liens and encumbrances.

8.14 Condemnation. Seller has no knowledge of any pending or threatened condemnation proceeding concerning the Banking Offices.

8.15 Time of Representations. Each of the representations and warranties by Seller in this Agreement are, except as otherwise specifically stated, made as of the Execution Date.

8.16 Representations Complete. No representation or warranty by Seller in this Agreement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES OF PURCHASER

To induce Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller as follows:

9.1 Corporate Organization. The Purchaser is duly organized, validly existing and in good standing as a stock savings bank under the laws of the State of New York; it has all requisite corporate power and authority and all necessary authorizations, approvals and orders of and from all governmental regulatory officials and bodies to own and operate its properties and to conduct its business as a stock savings bank in the manner in which it is presently being conducted.

9.2 Authorization. The Purchaser has all requisite corporate power and authority, and all necessary authorizations, approvals and orders of and from all governmental regulatory officials and bodies to execute and deliver this Agreement and to carry out all of the transactions contemplated by this Agreement other than those regulatory approvals which have been or will be applied for. The execution and delivery of this Agreement and each of the documents and instruments contemplated hereby and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action required to be taken on the part of the Purchaser; and, upon execution and delivery, this Agreement and, subject to receipt of any required regulatory approvals, each of such other documents and instruments will be valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfers and other similar laws relating to or affecting the enforcement of creditors' rights against debtors generally or against New York savings banks in particular and to general principles of equity, whether considered in a proceeding at law or in equity.

9.3 Non-Contravention. The execution and delivery of this Agreement by Purchaser does not, and subject to the receipt of the aforementioned approvals and consents, the consummation of the transactions contemplated hereby by Purchaser will not constitute (a) a breach or violation of or default under any law, rule, or regulation, or any judgment, decree, order, governmental permit, or license, or agreement, indenture, or instrument to which Purchaser is subject; or (b) a breach or violation of or a default under the charter or by-laws of Purchaser. The consummation of the transactions contemplated hereby will not require any consent, waiver or approval under any such law, rule, regulation, judgment, decree, order, governmental permit, or license or the consent or approval of any other party to any such agreement, indenture, or instrument other than those referred to in Section 5.1 and the required approvals of the applicable regulatory authorities.

9.4 Litigation. There are no pending or, to the best of the Purchaser's knowledge, threatened actions, suits or proceedings before any court, governmental agency, arbitrator or instrumentality which purport to affect the legality, validity or enforceability of this Agreement, or which could materially adversely affect the ability of the Purchaser to perform its obligations under this Agreement, which in any manner questions the validity of this Agreement or which could serve as a basis for disapproval of the transactions contemplated hereby by the FDIC, the New York State Banking Department, Federal Reserve Bank or any other applicable regulatory authority.

9.5 Finders or Brokers. Except for Sandler and O'Neill, Purchaser has not engaged or employed a broker or finder in connection with this Agreement or the transaction contemplated hereunder.

9.6 Compliance with Applicable Law. Purchaser holds and has at all times held all licenses, certificates, franchises, permits and other governmental authorizations necessary for the lawful conduct of the business and operations of a New York stock savings bank and such licenses, certificates, franchises, permits and other governmental authorizations are in full force and effect and Purchaser is in all material respects complying therewith.

9.7 Deposits. The deposit accounts of the Purchaser are federally insured up to applicable limits and no action is pending or, to the knowledge of the Purchaser, threatened, with respect to the termination of such insurance.

9.8 Time of Representations. Each of the representations and warranties by Purchaser in this Agreement are, except as otherwise specifically stated, made as of the Execution Date.

9.9 Representations Complete. No representation or warranty made or given by Purchaser in this Agreement or any certificate delivered pursuant hereto contains any untrue statement of material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

9.10 Community Reinvestment Act. Purchaser has received a rating of at least satisfactory in its most recent examination or interim review with respect to the Community Reinvestment Act by each regulatory authority which examines Purchaser. Purchaser has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act.

ARTICLE 10

SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

10.1 Survival of Covenants and Representations and Warranties. Except as provided in Sections 6.7 and 6.8 hereof: (i) all covenants and obligations of either party which do not by their terms or the terms of this Agreement survive Closing, shall not survive the Closing Date; and (ii) all representations and warranties made under Articles 8 and 9 of this Agreement shall not survive the Closing.

Notwithstanding any other provisions of this Agreement, neither Purchaser nor Seller shall have any liability pursuant to Section 6.7 or Section 6.8 for any misrepresentation or breach of warranty under Section 8 and 9 unless (i) all losses, costs and damages which Seller or Purchaser, as is the case, may incur by reason of such misrepresentations or breaches of warranty by the other party shall exceed an aggregate of $25,000.00 in which event such party shall only be liable for the amount of all such covered losses, costs and damages in excess of $25,000.00; and (ii) Seller or Purchaser, as is the case, shall have notified the other party of such misrepresentations or breaches as provided in Section 10.2 of this Agreement.

10.2 Indemnity Procedures. Promptly upon receipt of notice of any claim, demand, or assessment or the commencement of any suit, action, or proceeding in respect of which indemnity may be sought on account of an indemnity contained in Section 6.7 or 6.8 or as otherwise provided in this Agreement, the party seeking indemnification (the "Indemnitee") will give notice thereof to the party from whom indemnification is sought (the "Indemnitor"), within sufficient time to enable the Indemnitor to respond to such claims or answer or other plea in such action. The failure of such Indemnitee to so notify promptly the Indemnitor of any such claim, demand, assessment, suit, action, or proceeding shall not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith on account of the indemnity contained in Section 6.7 or 6.8 or as otherwise provided in this Agreement unless and only to the extent that the Indemnitor is prejudiced thereby. In the event any claim, demand or assessment shall be asserted or suit, action, or proceeding commenced against an Indemnitee, the Indemnitee shall notify the Indemnitor of the commencement thereof, and the Indemnitor will be entitled to participate therein and, to the extent that it may elect to do so, to assume the defense, conduct or settlement thereof, using counsel approved by the Indemnitee, which approval will not unreasonably be withheld, provided further that Indemnitor will not settle any matter involving Indemnitee without first obtaining the prior written consent of Indemnitee to the settlement, which consent shall not be unreasonably withheld or delayed. After notice from the Indemnitor to the Indemnitee of its election to assume the defense, conduct or settlement thereof, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such defense, conduct or settlement. The Indemnitee will (a) reasonably cooperate with the Indemnitor in connection with any such claim, demand, assessment, suit, action, or proceeding; and (b) make personnel, books, and records relevant thereto reasonably available to the Indemnitor.

ARTICLE 11

TERMINATION

11.1 Termination of Agreement. This Agreement shall terminate and be of no further force or effect as between the parties hereto, except as to the liability for breach of any material covenant, agreement, representation, or warranty occurring or arising prior to the date of termination, upon the occurrence of any of the following:

(a) The expiration of 30 days after the New York State Banking Department, the FDIC or any other governmental agency has denied or finally refused to grant the approvals or consents required to be obtained pursuant to this Agreement, unless within said 30 day period the Seller and Purchaser mutually agree that Purchaser submit or resubmit an application to or appeal the decision of the regulatory authority which denied or finally refused to grant approval thereof;

(b) Immediately upon the expiration of thirty (30) days from the date that Seller has given notice to Purchaser of a breach or default by Purchaser in the performance of any covenant, agreement, representation, warranty, duty, or obligation hereunder, provided, however, that no such termination shall be effective if, within such thirty (30) day period, Purchaser shall have substantially corrected and cured to Seller's reasonable satisfaction the grounds for termination as set forth in such notice of termination or Seller shall have waived such default or breach or shall have extended the time for such cure;

(c) Immediately upon the expiration of thirty (30) days from the date that Purchaser has given notice to Seller of a breach or default by Seller in the performance of any covenant, agreement, representation, warranty, duty, or obligation hereunder, provided, however, that no such termination shall be effective if, within such thirty (30) day period, Seller shall have substantially corrected and cured to Purchaser's reasonable satisfaction the grounds for termination as set forth in such notice of termination or Purchaser shall have waived such default or breach or shall have extended the time for such cure;

(d) By notice of termination from the Purchaser or Seller if the Closing has not occurred on or before September 30, 1996, provided that in the event of damage or destruction to one of the Banking Offices as provided in Section
6.15 hereof, the date herein shall be extended to the end of the 180 day period provided for in Section 6.15; or

(e) The sending of notice of cancellation by Seller as provided in Section 6.6, 6.9 or 6.15.

11.2 Immaterial Breach. Notwithstanding anything to the contrary contained herein, no party hereto shall have the right to terminate this Agreement on account of its own breach or because of any immaterial breach by any other party hereto of any covenant, agreement, representation, warranty, duty, or obligation hereunder.

11.3 Waiver of Right to Terminate. Any party may, at its election, waive any of its respective rights to terminate this Agreement under the foregoing provisions of this Article 11, and the parties shall be deemed to have waived such rights from and after the Closing Date even though actual settlement may have been delayed pursuant to the provisions of Article 13 or otherwise.

11.4 Effect of Termination. Except as otherwise provided in this Agreement, in the event of termination of this Agreement, each party shall be responsible for its own expenses and neither party shall be liable in damages to the other unless termination results from the breach or default of this Agreement by one of the parties.

ARTICLE 12

EFFECT ON THIRD PARTIES

Except as otherwise provided by law, neither the rights of creditors and depositors of Seller, nor any liability or obligation for payment of money, nor any claim or cause of action against Seller shall be in any manner released or impaired by this Agreement or by the transactions contemplated hereunder, and the rights and obligations of all creditors and depositors and of all other persons shall remain unimpaired, but Purchaser shall succeed to all such obligations and liabilities which are included among the Liabilities from and after the Closing Date and shall be liable from then and thereafter to pay, discharge, and perform all such liabilities and obligations of Seller assumed pursuant to this Agreement and in connection with the transactions contemplated hereunder in the same manner as if Purchaser had itself incurred the liabilities or obligations.

ARTICLE 13

SETTLEMENT, ADJUSTMENTS AND TRANSITIONAL MATTERS

13.1 Post-Closing Calculation and Settlement. Within thirty (30) calendar days following the Closing Date, Seller shall deliver a final copy of Schedule 8.12(b) that shall accurately reflect the Deposit Liabilities as of the close of business on the Closing Date, a final copy of Schedule 8.13 that shall accurately reflect the aggregate principal amount of Account Loans, plus accrued and unpaid interest, as of the close of business on the Closing Date and a final copy of Schedule 1.6 that shall accurately reflect the amount of Cash on Hand as of the close of business on the Closing Date, which schedule shall be prepared by Seller based upon a cash count to be mutually conducted by Seller and Purchaser at the close of business on the Closing Date. The Purchaser and Seller shall calculate the Final Payment Amount and prepare the Final Settlement Statement in the form of Exhibit K hereto, and if the Final Payment Amount is different from the Estimated Payment Amount calculated as provided in Section 3.3 and Section 7.1, then Purchaser (if the Estimated Payment Amount exceeds the Final Payment Amount) or Seller (if the Final Payment Amount exceeds the Estimated Payment Amount) shall immediately pay such excess amount in immediately available funds to the other party, together with interest on such excess from the Closing Date to the date of payment at a simple per annum rate, without any compounding, at the effective federal funds rates (based on the average of the closing bid and offered quotations) as published daily by the Wall Street Journal.

13.2 Disputes as to Calculations. Purchaser and Seller agree to use their best efforts to agree on the calculation of the Estimated Payment Amount and the Final Payment Amount. In the event that the parties should fail to agree on any of these calculations, the parties agree to refer the matters in dispute with respect to such calculations to an independent firm of certified public accountants of national standing reasonably acceptable to Purchaser and Seller, and Purchaser and Seller agree to be bound by the determination of such firm with respect to the disputed matter relating to the calculation of the Estimated Payment Amount and the Final Payment Amount. Purchaser and Seller agree to share equally the fees and charges of such accounting firm for its services in resolving such dispute. If in the resolution of the dispute, it is determined that one party owes an amount to the other party, the paying party shall also pay interest on such amount from the date it should have been paid to the date of payment at the same rate as provided in Section 13.1.

13.3 Check Processing and Reimbursements. For a period of 60 calendar days after the Closing Date, Seller shall continue to process and pay checks or drafts on checking accounts, NOW accounts money market deposit accounts and Super-NOW accounts drawn on deposit accounts transferred to Purchaser pursuant to this Agreement, and Purchaser shall reimburse Seller for the amount of funds paid on such checks or drafts, by wire transfer in immediately available funds, as herein provided. During said 60 calendar day period, Seller shall place all such checks or drafts received for collection on deposit accounts transferred to Purchaser into the possession of a courier (Federal Express, Purolater, etc.) for delivery to Purchaser the following business day. Prior to 3:00 P.M. on the day of such receipt, Purchaser shall make payment to Seller in the aggregate amount of such checks or drafts. Purchaser shall be responsible for determining if each such check or draft delivered is properly payable. If any such check or draft is not properly payable, Purchaser shall dishonor such check or draft and promptly return it to Seller, which shall return such check or draft to the Federal Reserve Bank for credit to Seller's account. When Seller's account at the Federal Reserve Bank is so credited, Seller shall reimburse Purchaser for Purchaser's payment to Seller hereunder. In addition, Seller shall segregate and notify Purchaser by telephone on the day a check or draft is presented, of any check or draft in an amount equal to or exceeding $2,500. Purchaser shall inform Seller whether any such check or draft is properly payable, and, if it is, it shall be processed in accordance with this Section 13.3. If such check or draft is not properly payable, Seller shall dishonor said draft and return it to the Federal Reserve Bank for credit to Seller's account. After the 60 calendar day period, Seller shall not accept any checks or drafts received for collection on deposit accounts transferred to Purchaser pursuant to this Agreement and such checks and drafts shall be returned marked "Account number not properly formatted".

13.4 ACH Transactions. With respect to the direct pay and automated clearing house transactions related to deposit accounts transferred to Purchaser pursuant to this Agreement, after the Closing Date the Seller and the Purchaser shall cooperate to obtain all consents necessary to enable electronic funds transfer deposits and automated clearing house transactions with respect to such deposit accounts to be made directly to the Purchaser. Seller agrees that for a period of 60 calendar days following the Closing Date, it will effectuate all direct pay and automated clearing house transactions it receives in the same manner and with the same diligence as it would have prior to the Closing Date. Seller agrees to provide Purchaser with the daily detail necessary for Purchaser to credit or debit the customer's account and to allow Purchaser to send notifications of changes. Seller and Purchaser agree to a timely net daily settlement of these transactions. At the end of such period of 60 calendar days, Seller shall discontinue accepting and forwarding ACH entries and funds and return them to the originators marked "Account Closed."

13.5 Items in Transit. The Purchaser shall obtain the benefit of all items relating to or originating from the Banking Offices which are in transit as of the Closing Date.

13.6 Records and Financial Information. The party having control of the relevant records and financial information used in connection with any adjustment provided for in this Article 13 shall certify the accuracy of such record and financial information if reasonably requested by the other party.

13.7 Survival. The obligations of the parties as set forth in this Article 13 shall survive the Closing.

ARTICLE 14

MISCELLANEOUS

14.1 Expenses. Except as is otherwise specifically provided in this Agreement, whether the Closing takes place or whether this Agreement is terminated, each party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, but not by way of limitation, all regulatory fees, attorneys fees, accounting fees and other expenses.

14.2 Notices. All notices, demands, and other such communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or by Federal Express or similar overnight courier service, fees prepaid, or by facsimile transmission (followed by telephone communication and hard copy) or otherwise actually delivered, addressed as follows:

(a) If to Seller, to:

 Howard C. Bluver, Esq.
 Senior Vice President and General Counsel
 GreenPoint Bank
 41-60 Main Street
 Flushing, New York 11355

With copies to:

 Robert Tramantano, Esq.
 Vice President and Deputy
 General Counsel
 GreenPoint Bank
 110 East 42nd Street
 New York, New York 10017

 Thomas J. Douglas, Jr., Esq.
 Cullen and Dykman
 Garden City Center
 100 Quentin Roosevelt Boulevard
 Garden City, New York 11530-4850

(b) If to Purchaser, to:

 Mr. Peter Van Kleeck
 President and Chief Executive Officer
 Pawling Savings Bank
 1301 Route 52
 Fishkill, New York 12524

 with a copy to:

 Thomas M. Curtin, Esq.
 McCarthy, Fingar, Donovan, Drazen & Smith
 11 Martine Avenue
 White Plains, New York 10606

The persons or addresses to which deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section 14.2.

14.3 Successors and Assigns. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors, and assigns, provided, however, that subject to the provisions of the law affecting conservatorships, this Agreement and all rights, privileges, duties, and obligations of the parties hereto may not be assigned or delegated by either party hereto without the prior written consent of the other party to this Agreement and provided further that in case of any such assignment or delegation, the party assigning or delegating also shall remain responsible as a party hereto.

14.4 Third-Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

14.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

14.6 Governing Law. This Agreement is made and entered into in the State of New York, and, except where federal law applies, the laws of that State shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

14.7 Captions. The captions contained in this Agreement are for convenience of reference only and do not constitute a part of this Agreement.

14.8 Entire Agreement; Limitations. The making, execution, and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties, or agreements other than those herein expressed. This Agreement embodies the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof. This instrument and the agreements contained herein may be amended or modified only by an instrument of equal formality signed by the parties or their duly authorized agents.

14.9 Confidentiality. Purchaser and Seller agree to maintain all information regarding the negotiation and execution of this Agreement, the consummation of the transactions contemplated hereby, and all information obtained pursuant to Section 6.1 and 6.11 in strict confidence and shall not disclose any such information, except such information as may be in the public domain, unless required by law or by the financial reporting standards applicable to the parties and/or their affiliates. The undertakings with regard to confidentiality shall survive termination of this Agreement and the Closing. It is understood that the Agreement and the exhibits and schedules attached hereto shall be filed with the New York State Banking Department, the FDIC and the Federal Reserve Bank as soon as possible after execution.

14.10 Press Releases. No press release will be issued relating to the transactions contemplated by this Agreement without prior approval of Seller and Purchaser. However, either Seller or Purchaser may issue at any time any press release it believes, on the advice of its counsel, it is obligated to issue to avoid liability under any law relating to disclosures, but the party issuing such a press release shall give the other party prior notice and an opportunity to participate in such release and any press release shall conform to the confidentiality provisions of Section 14.9.

14.11 Specific Performance. Purchaser and Seller acknowledge that a breach of this Agreement by either party will cause irreparable harm to the other party for which there may be no adequate remedy at law, and each agrees that the other shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement or any provision thereof.

14.12 Time of the Essence. The parties acknowledge that time is of the essence with respect to the performance of this Agreement.

14.13 Schedules, Exhibits and Headings. All Schedules and Exhibits referred to herein or attached hereto shall constitute a part of this Agreement. Section, paragraph and subparagraph headings and the index preceding this Agreement are not to be considered part of this Agreement, are for convenience and reference only, and are not to be deemed to be full or accurate descriptions of the contents of any paragraph or subparagraph.

14.14 Survival. The obligations of the parties as set forth in this Article 14 shall survive the Closing.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

PAWLING SAVINGS BANK         GREENPOINT BANK

/s/ Peter Van Kleeck         /s/ Kevin Stein
- ------------------------     ----------------------------
By: Peter Van Kleeck         By: Kevin Stein
Title: President and CEO     Title: Senior Vice President

EXHIBIT A

PRELIMINARY SETTLEMENT STATEMENT

This Preliminary Settlement Statement is provided by GreenPoint Bank ("Seller"), pursuant to the terms of that certain Purchase of Assets and Liability Assumption Agreement dated as of ____________ , 1995 by and between Seller and Purchaser (the "Agreement"). Unless otherwise defined, all capitalized terms used in this Preliminary Settlement Statement shall have the meanings ascribed to them in the Agreement.

Calculation of Estimated Payment Amount

I.

A. Preliminary Deposit Payment Amount         $__________

B. Preliminary Purchase Price equals the sum of:

   Price of the Personal Property             $__________

   Net Book Value of Leasehold
   Improvements                               $__________

   Real Property Purchase Price               $__________

   Cash On Hand                               $__________

   Safe Deposit Business Purchase Price       $__________

   Aggregate principal amount of Account
   Loans, plus accrued and unpaid
   interest, as of the close of business
   on Closing Date                            $__________

   Deposit Premium                            $__________

Preliminary Purchase Price                    $__________

C. Net amount (positive or negative) of
real property prorations, fees, taxes
and other apportionments payable by
Purchaser to Seller pursuant
to Section 3.5 of the Agreement               $__________

II.

   Preliminary Deposit Payment Amount         $__________

   less Preliminary Purchase Price            $__________

   less real property prorations and other
   apportionments pursuant to Section 3.5
   of the Agreement                           $__________

   equals ESTIMATED PAYMENT AMOUNT            $__________

Date:__________

EXHIBIT B

ASSIGNMENT OF LEASE AND ASSUMPTION AGREEMENT

This Agreement is made by and between GreenPoint Bank as successor-in-interest to Rockland National Bank ("Tenant") and Pawling Savings Bank ("Assignee") with respect to the following lease:

(a) Lease dated as of February 1, 1966, between Dutch Square Shopping Center, as Landlord and Rockland National Bank for the lease of those certain premises located at 455 Route 306, Wesley Hills, New York (f/k/a 369 Route 306, Monsey, New York);

(b) Said lease was assigned by Empire National Bank, as successor-in-interest to Rockland National Bank, to Spring Valley Savings & Loan Association ("Spring Valley") pursuant to an agreement dated May 31, 1978. Spring Valley was subsequently merged into CrossLand Savings, FSB, predecessor-in-interest to CrossLand Federal Savings Bank ("CrossLand"). Said lease was modified and extended by a Lease Extension Agreement dated as of October 19, 1989 between Landlord and CrossLand. Said lease was assigned by CrossLand to Tenant pursuant to an agreement dated December 4, 1992.

(c) The premises was sold to Wesley Hills Shopping Center, Inc. on April 5, 1988. The premises was then sold to Eric Bergstol ("Landlord") on March 2, 1989.

(d) Said lease was modified and extended by a Lease Extension Agreement dated as of June 28, 1995 between Landlord and Tenant.

The lease dated as of February 1, 1966, its subsequent assignments, extensions and modifications described above are referred to herein collectively as the "Lease".

Tenant desires to assign all of its right, title and interest under the Lease to Assignee and Assignee is willing to assume all of Tenant's obligations under the Lease. The effective date of such assignment shall be ______________, 1996 (the "Effective Date").

In consideration of the mutual promises contained herein and other good and valuable consideration, the parties now agree:

1. Tenant hereby transfers and assigns to the Assignee all of Tenant's right, title and interest in and to the Lease, such Assignment to be effective as of the Effective Date.

2. The Assignee hereby assumes the performance of all the obligations of the Tenant accruing from and after the Effective Date and agrees to pay all rent and other charges until the termination of the Lease and shall fully perform all the terms, covenants, provisions and conditions of the Lease herein assigned, all with the full force and effect as if the Assignee had signed the Lease originally as tenant named therein.

3. All representations, warranties and indemnifications to the extent set forth in the Purchase and Assumption Agreement dated _____________, 1995 between Tenant and Assignee are incorporated herein.

Dated this ___ day of ______________, 1996.

GreenPoint Bank, Tenant
By_____________________________________

Pawling Savings Bank, Assignee

By_____________________________________

EXHIBIT C

LANDLORD'S CONSENT TO ASSIGNMENT AND ESTOPPEL

TO:____________________
   ____________________
   ____________________

Re:Lease Agreement between Eric Bergstol as successor-in- interest to Dutch Square Shopping Center, Inc. ("Landlord") and GreenPoint Bank as
successor-in-interest to Rockland National Bank ("Tenant") dated February 1,
1966

Gentlemen:

The undersigned has been advised that Pawling Savings Bank ("Purchaser") is about to acquire the Tenant's interest in the lease referred to above which covers that certain real property located at 455 Route 306, Wesley Hills, New York (f/k/a 369 Route 306, Monsey, New York) and which is more fully described in said lease (the "Property").

In connection with your acquisition of Tenant's interest in the above-referenced lease, Landlord represents and warrants as follows:

1. Tenant has leased the Property, which consists of approximately 3,360 square feet of building space with an adjacent parking lot and drive-in facilities, pursuant to the above-referenced lease which is now in full force and effect and has not been amended, assigned or otherwise modified in any way, except as follows:

(a) Said lease was assigned by Empire National Bank, as successor-in-interest to Rockland National Bank, to Spring Valley Savings & Loan Association ("Spring Valley") pursuant to an agreement dated May 31, 1978. Spring Valley was subsequently merged into CrossLand Savings, FSB, predecessor-in-interest to CrossLand Federal Savings Bank ("CrossLand");

(b) Said lease was modified and extended by a Lease Extension Agreement dated as of October 19, 1989 between Eric Bergstol and CrossLand. Said lease was assigned by CrossLand to Tenant pursuant to an agreement dated December 4, 1992; and

(c) Said lease was modified and extended by a Lease Extension Agreement dated as of June 28, 1995 between Eric Bergstol and Tenant.

The lease and its subsequent assignments, extensions and modifications described above are referred to collectively herein as the "Lease".

2. The Lease constitutes the sole and entire agreement between Landlord and Tenant with regard to the property, and there are no other agreements, written or oral, affecting the Property or Tenant's use thereof.

3. Any and all improvements required by the terms of the Lease to be constructed by the Tenant have been completed to the satisfaction of Landlord. Any alterations or other modifications to the improvements on the Property have been approved, as and if required by the Lease, by Landlord and the improvements on the Property as of the date hereof comply in all material respects with the Lease. Tenant is the owner of all improvements subject to its obligations to surrender or remove the same upon termination of the Lease in accordance with the terms thereof.

4. The Lease is in full force and effect, and neither Landlord nor Tenant is currently in breach of any term or condition of the Lease nor is there any event of default existing nor any fact or circumstance which with or without the giving of notice or the passage of time or both would constitute an event of default under the Lease.

5. The term of the Lease commenced June 1, 1966 and pursuant to a Lease Extension Agreement dated June 28, 1995, expires on May 31, 2001. The June 28, 1995 Lease Extension Agreement contains two successive five year renewal options, which assignee shall have the benefit of and the right to exercise, subject to the terms of the Lease.

6. Tenant is currently paying rent under the Lease in the amount of $___________ per month and is not in default in the payment thereof. Rent has been paid under the Lease through ________________.

7. The sole and exclusive provision of the Lease regarding alterations and additions to the Property and signage are set forth in the Lease.

8. Landlord is not presently considering nor has it (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writings its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition of its creditors generally.

9. Landlord hereby consents, as and where required by the Lease, to the assignment by Tenant of its interest in the Lease to Pawling Savings Bank, effective as of the date of such Assignment, and all future notices or communications permitted or required under the Lease shall be sent to Purchaser as tenant as follows:

Attn.:_____________________

Executed by the Landlord this ____ day of __________, 1996.

___________________________
Eric Bergstol
Landlord

EXHIBIT D

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement is entered into as of the ____ day of ____________, 1996, by and between GreenPoint Bank ("Seller") and Pawling Savings Bank ("Purchaser").

Seller and Purchaser are parties to that certain Purchase of Assets and Liability Assumption Agreement dated _____________, 1995 (the "Agreement") pursuant to which Seller agreed to sell to Purchaser and Purchaser agreed to purchase from Seller, certain Assets in connection with the business of Seller's banking offices located in Chestnut Ridge and Wesley Hills, New York (the "Banking Offices"). In connection therewith, Purchaser agreed to assume all or substantially all customer deposit accounts and certain other liabilities held by Seller at the Banking Offices.

The purpose of this Assignment and Assumption Agreement is to evidence the transfer and assumption of such deposit accounts and the assignment of certain related matters.

Therefore, for good and valuable consideration, the parties agree as follows:

1. Assumed Contracts. Seller hereby transfers and assigns to Purchaser all of Seller's right, title and interest in and to the Assumed Contracts as of the date hereof, as such capitalized terms are defined in the Agreement, and Purchaser hereby agrees to accept the Assumed Contracts and perform all obligations thereunder from and after the date hereof. "Assumed Contracts" shall mean contracts described on Schedule 1.3 attached hereto.

2. Deposit Liabilities. Seller hereby transfers and assigns to Purchaser all of Seller's obligations and liabilities to customers including payment of principal and interest in respect of all Deposit Liabilities held at the Banking Offices as of the close of business on the Closing Date (the "Transferred Deposits"), and Purchaser hereby assumes and agrees to pay and perform all such obligations and liabilities after the Closing Date in accordance with their terms and in accordance with the Agreement.

3. Safe Deposit Business. Seller hereby transfers and assigns to Purchaser all of Seller's right, title, and interest in and to the Safe Deposit Business conducted by Seller at the Banking Offices, including but not limited to, the physical assets of the safe deposit boxes located in the vaults at the Banking Offices, all safe deposit lease agreements with the lessees thereof, safe deposit box keys, signature cards, combinations, agreements and records located at the Banking Offices and pertaining to the operation of the Safe Deposit Business.

4. Account Loans. Seller hereby transfers and assigns to Purchaser all of Seller's right, title and interest in and to the Account Loans. "Account Loans" shall mean those loans as set forth on Schedule 8.13 attached hereto.

This Agreement has been executed as of the date first above written.

Pawling Savings Bank                GreenPoint Bank

By:____________________             By:____________________

Its:___________________             Its:___________________

EXHIBIT F

FORM OF OPINION OF COUNSEL TO SELLER

(To be provided at the Closing by Cullen and Dykman)

[Date]

[Purchaser]

Ladies and Gentlemen:

We have acted as counsel for GreenPoint Bank ("Seller") in connection with the sale of certain assets and assumptions of certain liabilities to [ ___________________________ ] ("Purchaser") pursuant to the terms of a
Purchase of Assets and Liability Assumption Agreement between Purchaser and Seller dated as of _____________________________ , 1995 ("Agreement").
Capitalized terms used herein but not defined and which are defined in the Agreement shall have the meanings set forth in the Agreement.

In such capacity, we have examined such certificates, agreements and other documents as we deemed appropriate and necessary under the circumstances to render the opinions hereinafter expressed. In addition, we have examined the originals, or copies certified to our satisfaction of corporate records of Seller, certificates or other written statements of public officials and certificates of officers of Seller and agreements, instruments and documents as we have deemed necessary as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon the aforesaid certificates and other documents. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have assumed that Purchaser has the power and authority to enter into the Agreement and to undertake the transactions contemplated thereby and that the Agreement has been duly authorized, executed and delivered by Purchaser.

Members of this firm are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction, except the laws of the United States of America to the extent specifically referred to herein.

Based on the foregoing, and subject to recognition of the scope of the investigations we have made and to the accuracy of the information that has been presented to us and to such conditions and limitations as may be noted below, we are of the opinion that:

(i) The execution and delivery of the Agreement has been duly authorized by all necessary corporate action on the part of Seller, and the Agreement constitutes the valid and binding obligation of Seller enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, fraudulent conveyance, and other laws of general applicability relating to or affecting creditors' rights, and to general equity principles;

(ii) Seller is duly incorporated and in good standing as a stock savings bank under the laws of the State of New York and has full corporate power and authority to enter into and perform its obligations under the Agreement;

(iii) Neither the execution and delivery of the Agreement nor its performance are restricted by or violate the Charter or by-laws of Seller, or any contractual or other obligation of Seller of which we have knowledge, it being understood that we have no duty to make any investigation as to whether the execution and delivery of the Agreement or its performance would be restricted by any contractual or other obligation;

(iv) To the best of our knowledge, after reasonable investigation, all acts and proceedings required by law or the Agreement to be undertaken by Seller (including without limitation regulatory approvals) and all corporate action has been taken by Seller at or prior to the Closing Date to authorize and complete the consummation of the transactions covered and contemplated by the Agreement have been duly and validly taken; and

(v) We have no knowledge of any pending or threatened litigation of the type described in Section 8.4 of the Agreement threatened against or affecting Seller or any litigation in which Seller is engaged relating to its right to perform the Agreement, it being understood that we have no duty to make any investigation with respect to such matters.

This opinion is furnished by us as counsel for Seller to you solely for your benefit, and solely with regard to the transaction contemplated by the Agreement. It may not be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

Very truly yours,

EXHIBIT G

FORM OF SELLER'S OFFICER'S CERTIFICATE

The undersigned ____________________ , hereby certifies that he is the duly elected ________________ of GreenPoint Bank ("Seller"), a New York banking corporation, and as such delivers this certificate pursuant to the Purchase of Assets and Liability Assumption Agreement dated as of__________, 1995
(the "Agreement"), by and between Seller and Pawling Savings Bank, and further certifies that:

(a) Each of the terms, covenants and conditions of the Agreement to be complied with and performed by Seller on or before this date have been duly complied with and performed in all material respects, and all documents to be delivered or actions to be taken by Seller pursuant to Section 7.2 of the Agreement have been delivered or performed; and

(b) Each of the representations and warranties made by Seller in the Agreement are true and correct as of this date with the same force and effect as though such representations and warranties are made as of this date, except in the case of (i) a representation and warranty which references a specific date which representation and warranty is true and correct as of such date and (ii) that the representations and warranties made regarding
Schedule 1.3 are true and correct as of this date with respect to such
Schedule 1.3 as updated and delivered on this date.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the __________ day of__________ , 1996.

GREENPOINT BANK

By____________________
[Name]
[Title]

EXHIBIT H

CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform Purchaser, a __________ bank ("Transferee"), that the withholding of taxes is not required upon the disposition of U.S. real property interests by GreenPoint Bank, a savings bank ("Transferor"), the undersigned hereby certifies the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2. Transferor's U.S. employer identification number is ____________________;
   and

3. Transferor's office address is 41-60 Main Street, Flushing, New York 11355.

Dated:______________, 19___


GREENPOINT BANK

By:____________________
Its:___________________

EXHIBIT I

FORM OF OPINION OF COUNSEL TO PURCHASER

(To be provided at the Closing by [__________________])

[Date]

GreenPoint Bank
41-60 Main Street
Flushing, New York 11355

Ladies and Gentlemen:

We have acted as counsel for Pawling Savings Bank ("Purchaser") in connection with the Purchaser's acquisition of certain assets and assumptions of certain liabilities of GreenPoint Bank ("Seller") pursuant to the terms of a Purchase of Assets and Liability Assumption Agreement between Purchaser and Seller dated as of _______________________ , 1995 ("Agreement"). Capitalized terms used herein but not defined and which are defined in the Agreement shall have the meanings set forth in the Agreement.

In such capacity, we have examined such certificates, agreements and other documents as we deemed appropriate and necessary under the circumstances to render the opinions hereinafter expressed. In addition, we have examined the originals, or copies certified to our satisfaction of corporate records of Purchaser, certificates or other written statements of public officials and certificates of officers of Purchaser and agreements, instruments and documents as we have deemed necessary as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon the aforesaid certificates and other documents. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have assumed that Seller has the power and authority to enter into the Agreement and to undertake the transactions contemplated thereby and that the Agreement has been duly authorized, executed and delivered by Purchaser.

Members of this firm are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction, except the laws of the United States of America to the extent specifically referred to herein.

Based on the foregoing, and subject to recognition of the scope of the investigations we have made and to the accuracy of the information that has been presented to us and to such conditions and limitations as may be noted below, we are of the opinion that:

(i) The execution and delivery of the Agreement has been duly authorized by all necessary corporate action on the part of Purchaser, and the Agreement constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, fraudulent conveyance, and other laws of general applicability relating to or affecting creditors' rights, and to general equity principles;

(ii) Purchaser is duly incorporated, validly existing and in good standing as a [____________________] under the laws of [___________________], and has full corporate power and authority to enter into and perform its obligations under this Agreement;

(iii) Neither the execution and delivery of the Agreement nor its performance are restricted by or violate the Charter or By-Laws of Purchaser, or any contractual or other obligation of Purchaser of which we have knowledge, it being understood that we have no duty to make any investigation as to whether or not the execution and delivery of the Agreement or its performance would be restricted by any such contractual or other obligation;

(iv) To the best of our knowledge, after reasonable investigation, all acts and proceedings required by law or the Agreement to be undertaken by Purchaser (including, without limitation, all regulatory approvals) and all corporate action by Purchaser at or prior to the Closing Date to authorize and complete the consummation of the transactions covered and contemplated by the Agreement have been duly and validly taken; and

(v) We have no knowledge of any litigation of the nature described in Section
9.4 of the Agreement threatened against or affecting Purchaser or any litigation in which Purchaser is engaged relating to its right to perform the Agreement, it being understood we have no duty to make any investigation as to such matters.

This opinion is furnished by us as counsel for Seller to you solely for your benefit, and solely with regard to the transaction contemplated by the Agreement. It may not be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

Very truly yours,

EXHIBIT J

FORM OF PURCHASER'S OFFICER'S CERTIFICATE

The undersigned,____________________, hereby certifies that he is the duly elected ____________________ of Pawling Savings Bank ("Purchaser") a____________________, and, as such delivers this certificate pursuant to the Purchase of Assets and Liability Assumption Agreement dated as of______, 1995 (the "Agreement"), by and between __________ and GreenPoint Bank and further certifies that:

(a) Each of the terms, covenants and conditions of the Agreement to be complied with and performed by Purchaser on or before this date have been duly complied with and performed in all material respects, and all documents to be delivered or actions to be taken by Purchaser pursuant to Section 7.3 of the Agreement have been delivered or performed; and

(b) Each of the representations and warranties made by Purchaser in the Agreement are true and correct as of this date with the same force and effect as though such representations and warranties are made as of this date.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the__________ date of______, 1996.

Pawling Savings Bank

By____________________
 [Name]
 [Title]

EXHIBIT K

FINAL SETTLEMENT STATEMENT

This Final Settlement Statement is provided by GreenPoint Bank pursuant to the terms of that certain Purchase of Assets and Liability Assumption Agreement dated as of __________________ , 1995 by and between Seller and Purchaser (the "Agreement"). Unless otherwise defined, all capitalized terms used in this Final Settlement Statement shall have the meanings ascribed to them in the Agreement.

Calculation of Final Payment Amount

I.
A. Final Deposit Payment Amount                  $__________

B. Final Purchase Price equals the sum of:

   Price of the Personal Property                $__________

   Net Book Value of Leasehold Improvements      $__________

   Real Property Purchase Price                  $__________

   Cash On Hand                                  $__________

   Safe Deposit Business Purchase Price          $__________

   Aggregate principal amount of Account
   Loans, plus accrued and unpaid interest,
   as of the close of business on Closing
   Date                                          $__________

   Deposit Premium                               $__________

Final Purchase Price                             $__________

C. Net amount (positive or negative) of
   real property prorations, fees, taxes
   and other apportionments payable by
   Purchaser to Seller pursuant
   to Section 3.5 of the Agreement               $__________

II.

Final Deposit Payment Amount                     $__________

less Final Purchase Price                        $__________

less real property prorations and other
apportionments pursuant to Section 3.5
of the Agreement                                 $__________

equals FINAL PAYMENT AMOUNT                      $__________

III.

Estimated Payment Amount (paid on Closing Date)  $__________

Amount Final Payment Amount exceeds
Estimated Payment Amount                         $__________

   Interest                                      $__________

   Total to be paid to Purchaser by Seller       $__________

   OR

Amount Estimated Payment Amount exceeds
Final Payment Amount                             $__________

   Interest                                      $__________

   Total to be paid to Seller by Purchaser       $__________

Date:____________________

EXHIBIT L

[To be executed by each of Seller and Purchaser]

RETIREMENT ACCOUNT TRANSFER AGREEMENT

This Agreement (the "Transfer Agreement") is made between GreenPoint Bank, a New York banking corporation ("Resigning Trustee") and Pawling Savings Bank, a __________ bank ("Successor Trustee"). Capitalized terms not defined herein shall have the meanings assigned to them in the Purchase of Assets and Liability Assumption Agreement made and entered into as of the__________ day of____________________, 199__ by and between Resigning Trustee and Successor Trustee (the "Agreement").

RECITALS

A. Resigning Trustee has served as trustee with respect to certain retirement accounts including individual retirement accounts, "Keogh" accounts and "SEP" accounts (collectively, the "Plans"), included within the Agreement, the funds of which are domiciled at the Banking Offices.

B. Pursuant to the Agreement, Successor Trustee is acquiring from Resigning Trustee certain Deposit Accounts, including Deposit Accounts holding funds of the Plans.

C. In connection with the acquisition of such Deposit Accounts, Successor Trustee will succeed to the trusteeship for the Plans and become successor trustee in the place of Resigning Trustee.

D. The parties deem it necessary and advisable to execute this Transfer Agreement in order to describe the terms of transfer of the Plans and the duties and responsibilities of the parties with regard thereto.

E. Execution of this Transfer Agreement is an element of the consideration for the execution by the parties of the Agreement and a condition to Closing thereunder.

TRANSFER AGREEMENT

Now, therefore, in consideration of the mutual promises contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows:

1.1 Effective as of the close of business on the Closing Date, the Resigning Trustee hereby resigns as trustee with respect to the Plans and appoints Successor Trustee as the successor trustee with respect to the Plans. Successor Trustee hereby accepts such appointment, effective as of the close of business on the Closing Date.

1.2 After the Closing Date, the Successor Trustee shall not accept any new plans naming the Resigning Trustee as trustee, nor shall the Successor Trustee use any advertising, materials, plan documents, or any other printed matter referring to the Resigning Trustee as trustee of any retirement accounts.

1.3 The Resigning Trustee shall prepare and file all required year-end reports for all activity under the Plans transferred to Successor Trustee, including IRS form 1099R and IRS form 5498 for the portion of the calendar year 1996 to and including the Closing Date. The Successor Trustee shall prepare and file such reports, where applicable, for the balance of the calendar year 1996 and thereafter, so long as the Successor Trustee remains as the trustee. It is further agreed that the Resigning Trustee and Successor Trustee will each report their portion of withholding for such Plans to the appropriate state and federal agencies.

1.4 In the event that the Resigning Trustee receives after the Closing Date, any documents, correspondence or other written materials relating to the Plans transferred to Successor Trustee, the Resigning Trustee will promptly forward such items to the Successor Trustee. The Resigning Trustee and the Successor Trustee each agree to answer reasonable inquiries from authorized agents of the other Trustee pertaining to the Plans and any pending transactions or items received after the Closing Date.

1.5 On the Closing Date, the Resigning Trustee shall deliver to the Successor Trustee, in a medium acceptable to the parties, all original or legible certified copies of (i) all documents executed by the depositors of the Plans to be transferred to Successor Trustee, including but not limited to all adoption agreements, membership agreements, plan amendments, and beneficiary forms, and (ii) all other records and information necessary to allow the Successor Trustee to administer and conduct business with respect to such Plans, provided, however, that the authorized agents of the Resigning Trustee shall be given access to such records as reasonably necessary in order to resolve any issues which may arise or relate to the Resigning Trustee's trusteeship.

1.6 No later than the Closing Date, the Resigning Trustee agrees to provide the Successor Trustee, with a complete and up-to-date listing of:

(a) any and all participants of the Plans transferred to Successor Trustee that will have reached age 70 1/2 before January 1, 1997, and balances as of December 31, 1995 required for calculation of mandatory minimum distributions;

(b) any or all Plans at Resigning Trustee's Banking Offices receiving periodic distributions, the method of calculation for arriving at such amounts distributed, and copies of the approved distribution forms;

(c) any and all Plans domiciled at the Banking Offices;

(d) any and all Plans at the Banking Offices currently not exempted from either federal tax withholding or state withholding, or both, and current filing status for each participant where withholding may apply; and

(e) any and all Plans at Resigning Trustee's Banking Offices where the Plan participant has died, the date of death (if known) and a legible copy of the death certificate when available.

1.7 The Resigning Trustee agrees that, prior to the Closing Date, it shall make any and all of the following transfers, distributions and, where appropriate, withholdings, and take all of the following actions, each as required to be made or taken prior to the Closing Date:

(a) all scheduled 1996 mandatory minimum distribution payments;

(b) all scheduled or pending transfers; and

(c) all scheduled periodic and non-periodic distributions.

1.8 The Successor Trustee agrees to indemnify and hold harmless the Resigning Trustee, its affiliates, successors, directors, officers, employees and agents from any and all losses, costs (including reasonable attorneys' fees), expenses, damages, liabilities, or penalties or every kind whatsoever that the Resigning Trustee, its affiliates, successors, directors, officers, employees, or agents may incur as a result of the Successor Trustee's failure to perform its obligations under this Transfer Agreement or under any of the Plans or by reason of any act, omission or breach of fiduciary obligation by the Successor Trustee after the close of business on the Closing Date.

1.9 The Resigning Trustee agrees to indemnify and hold harmless the Successor Trustee, its affiliates, successors, directors, officers, employees and agents from any and all losses, costs (including reasonable attorneys' fees), expenses, damages, liabilities, or penalties of every kind whatsoever that the Successor Trustee, its affiliates, successors, directors, officers, employees, or agents may incur as a result of Resigning Trustee's failure to perform its obligations under this Transfer Agreement or under any of the Plans or by reason of any act, omission, or breach of fiduciary obligation by the Resigning Trustee prior to the close of business on the Closing Date.

1.10 If any action or proceeding is brought by either party against the other pertaining to or arising out of this Transfer Agreement, the final prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred on account of such action or proceeding.

1.11 This Transfer Agreement may be executed in any number of counterparts, each of which shall be an original but all of which constitute one and the same instrument.

Executed this__________ day of__________, 1996.

GREENPOINT BANK                                 PAWLING SAVINGS BANK

By:____________________                         By:____________________

Its:___________________                         Its:___________________

Schedule 1.30

Fair Market Value of Owned Real Property

The Real Property Purchase Price shall be determined as follows:

(i) Seller and Purchaser shall mutually agree upon and appoint two (2) independent, certified appraisers to determine the fair market value of the Owned Real Property as of the date of such appraisals (the cost of the appraisers to be equally divided between Seller and Purchaser);

(ii) The Real Property Purchase Price shall be equal to the average of the two (2) fair market values of the Owned Real Property as determined by the two (2) appraisers appointed by Seller and Purchaser as provided herein.

Schedule 6.9(b)

Fair Market Rent for Net Lease for Owned Real Property

The Fair Market Rent for the net lease for the Owned Real Property shall be determined as follows:

(i) Seller and Purchaser shall mutually agree upon and appoint two (2) independent, certified appraisers to determine the fair market rent for the net lease of the Owned Real Property on the terms provided in the Agreement as of the date of such appraisals (the cost of the appraisers to be equally divided between Seller and Purchaser);

(ii) The fair market rent for the net lease of the Owned Real Property on the terms provided in the Agreement shall be equal to the average of the two (2) fair market rents for the net lease of the Owned Real Property as determined by the two (2) appraisers appointed by Seller and Purchaser as provided herein.

Schedule 6.9(d)

Hazardous Substances Reduction

The Hazardous Substances Reduction shall be determined as follows:

(i) Seller and Purchaser shall mutually agree upon and appoint two (2) independent, qualified environmental consultants to determine the reasonable cost remaining to eliminate or otherwise remedy the Hazardous Substances at the Owned Real Property as of the date of such determination (the cost of the environmental consultants to be equally divided between Seller and Purchaser);

(ii) The Hazardous Substances Reduction shall be equal to the average of the two (2) reasonable costs to eliminate or otherwise remedy the Hazardous Substances at the Owned Real Property as determined by the two (2) environmental consultants appointed by Seller and Purchaser as provided herein.

Schedule 6.15(f)

Title Problem Reduction

The Title Problem Reduction shall be determined as follows:

(i) Seller and Purchaser shall mutually agree upon and appoint two (2) independent, qualified real property title experts to determine the reasonable cost remaining to cure the Title Policy Problem at the Owned Real Property as of the date of such determination (the cost of the real property title experts to be equally divided between Seller and Purchaser);

(ii) The Title Problem Reduction shall be equal to the average of the two (2) reasonable costs remaining to cure the Title Policy Problem at the Owned Real Property as determined by the two (2) real property title experts appointed by Seller and Purchaser as provided herein.